Exhibit 15.2

emerald
HEALTH THERAPEUTICS

Emerald Health Therapeutics Inc. (EMH.TSXV)

Management Discussion & Analysis
For the years ended December 31, 2018 & 2017

Take control.™

Enhancing Health Through Cutting Edge Cannabis Science

Who We Are

Emerald was formed by a team of people that have dedicated their working lives to advancing health science. This focus has narrowed to finding ways to harness the complexity of the endocannabinoid system and the cannabis plant with the goal of creating better, more controlled outcomes for people choosing cannabis to enhance health and wellbeing.

The Emerald Difference

Our goals are to:

- Realize increasing value from one of the **world's largest growing facilities.**
- Pioneer the sourcing of **outdoor hemp** for CBD production.
- Establish strategic partnerships with access to **large-scale extraction infrastructure** and proprietary technology for enhanced biological activity.
- Develop differentiated, **consistent and reliable products** through our Defined Dose™ program.
- Have first-mover advantage through the introduction of **endocannabinoid supporting products** to the natural health consumer market.

Emerald Health Therapeutics Inc. | FY2018 & 2017 MDA

3

Strategy

Sustainable Cannabis Supply

Our current strategy is to establish secure sources of cannabis and hemp in sufficient quantity and quality to allow us to meet our product manufacturing and distribution channel requirements. To that end, we:

- secured 40% of the production of the Pure Sunfarms Joint Venture for 2019;
- approved the Pure Sunfarms Joint Venture's acquisition of the Delta 2 facility, which is expected to be operational in 2020;
- secured 25% of the production from the Delta 2 facility and Delta 3 facility in 2020 through 2022.

Additionally, the Company is expecting substantial new production from its Richmond facility and Verdélite facility, and has entered into a supply agreement to acquire 500 acres of outdoor grown hemp harvested in 2018 and 1,000 acres expected to be harvested in each of the next four years.

Operational Excellence

Having secured large volumes of cannabis and hemp, we focused on expanding our capacity to process the biomass. We are in the late stages of the expansion of the Verdélite facility. The expansion includes space and equipment dedicated to packaging up to 50,000 kilograms of dried flower for retail distribution and equipment to extract cannabis oil. The strategic relationship with Factors Group could provide (subject to final documentation and completion of building modifications and receipt of Health Canada licensing) the capacity to extract CBD and other cannabinoids from up to 1 million kilograms of biomass each year, including softgel encapsulation, packaging, bottling, labeling and distribution of products governed under the Cannabis Act. Additionally, through our relationship with Medipharm, a leader in purified cannabis concentrates, we have access to large scale high quality oil extraction and distribution capabilities.

Distribution

We are focused on expanding the number of markets that we can sell our products in and have set as our objective for 2019 the securing of supply arrangements in all provinces and territories in Canada. We anticipate the expansion of our revenue lines to include nutraceuticals, cosmeceuticals, and hemp protein products developed, produced and distributed by Emerald Health Naturals as well as edibles, vape devices and concentrates in anticipation of legalization in Canada in October 2019.

Verdélite, Montreal

Emerald Health Therapeutics Inc. | FY2018 & 2017 MDA 4

Strategy (cont.)

Medical Focus

We also recognize that the medical profession plays an important role in the introduction of cannabis to patients and continuing education of medical professionals on the product is required. Working with professional organizations, we intend to continue to communicate with medical doctors and other healthcare professionals and to provide quality education and services to these professionals.

Innovation

Our collection of genetic materials and established team of experts will play a major role as Emerald continues to develop its proprietary strains, products and reputation. Through a research program supported by a contribution from the National Research Council of Canada-IRAP grants, we characterized the cannabinoid and terpenoid content of 26 of our cannabis varieties to catalogue the strains and determine their usefulness with respect to treatment of particular indications. Strains with exceptionally high CBD levels are expected to allow us to produce CBD oils in the future with unique compositions of cannabinoids through blending. In addition to continued research and development of strains and products, we also plan to undertake clinical research to study the effects of our products on client health.

During the year ended December 31, 2018, Emerald filed 17 provisional US patent applications covering Emerald's Defined Dose™ cannabis dosage forms and formulations. Based on proprietary Emerald research, the patent applications are contributing to our intellectual property portfolio and our intent to develop distinctive cannabis products for medical-use and improved adult-use.

Revenue Segments – Clearly Defined Market

Medical & Recreational Cannabis (Flower & Oil): We plan to continue to distribute and sell to defined end markets through established strong brand ties and loyalty including regular consumers of medical and recreational cannabis.

Anticipated Revenue Streams

Edibles, Concentrates & Topicals: Expanding distribution of patented cannabis products and addressable market upon adoption of new regulations.

Natural Health Products & Cosmeceuticals: Harnessing the benefits of cannabinoids without the cannabis plant and significant distribution and sales growth through the Factors Group strategic alliance by offering a variety of natural health and cosmeceutical products.

Analytical Services: Driving revenue from analytical services through our Avalite subsidiary, import and export of oils, and R&D services. We anticipate increased demand for such services across the industry as a result of increasing numbers of Licensed Producers coming into full production and a variety of consumer product formats expected to become available in late 2019.

Hemp Derived CBD: Access to sustainable supply of hemp that is strategically important for anticipated increases in global demand for hemp derived CBD in health and wellness applications. The Company is working to develop GMP-grade gel capsules with the Factors Group as well as medical grade specifications and isolates through the strategic alliance with Indena S.p.A.

Emerald Health Therapeutics Inc. | FY2018 & 2017 MDA 5

Our Capabilities

	Avalite Sciences	Emerald Naturals	Emerald Health Therapeutics	Emerald Health Therapeutics	Pure Sunfarms	Verdelite
	100% owned	100% owned	100% owned	100% owned	50% owned	100% owned
Location	Langley, BC / Saint-Eustache, QC	Kelowna, BC	Victoria, BC	Richmond, BC	Delta, BC	Saint-Eustache, QC
Purpose	Analytical testing, R&D and product innovation; International government approvals to import and export for R&D.	Industrial scale extraction for hemp and natural products, softgel encapsulation and formulation.	Breeding, genetics and R&D lab; Medical hub.	High quality organic flower production greenhouse; Low cost outdoor growing.	High yield, high quality flowers; Lowest production cost greenhouse.	Vertically integrated facility; Expertise in craft growing; New product and innovation hub.
Square Feet	4,000	TBD	10,000	156,000	1,100,000*	88,000
Cultivation Rooms	-	-	1	10	16*	23
Processing Rooms	-	TBD	5	4	10*	12
Planned annual Capacity (kg)	-	-	-	8,200	75,000*	5,000
Packaging/ Extraction (kg)	-	1,000,000	6,000	TBD	TBD	50,000
Centers	• Analytical testing • R&D • New product development	• Extraction • Packaging • Extracted product transformation	• R&D • Packaging • Customer excellence • Extraction • Distribution	• Production • Extraction • Packaging • Distribution	• Production • Packaging • Distribution	• Production • Analytical testing • R&D • Extraction • Packaging • Distribution
Standard Cultivation			✓ (obtained)	✓ (in process)	✓ (obtained)	✓ (obtained)
Standard Processing	✓ (obtained)	✓ (in process)	✓ (obtained)	✓ (planned)	✓ (in process)	✓ (obtained)
Medical Sales		✓ (in process)	✓ (obtained)			✓ (planned)
Analytical Testing	✓ (obtained)					✓ (in process)
Research	✓ (obtained)					
Dealer	✓ (obtained)					

✓ License obtained ✓ License application in process ✓ License planned

* Note: Does not include D2 facility

Key Alliances

indena

emerald BIOTECH ESPANA

MediPharm Labs

emerald HEMP

factorsgroup of nutritional companies inc.

UBC THE UNIVERSITY OF BRITISH COLUMBIA

Emerald Health Therapeutics Inc. | FY2018 & 2017 MDA 6

National Distribution

180,000 units, 700 kg or kg equivalent of product shipped from coast to coast since October 17, 2018*.

*including shipments made up to April 30, 2019.

Close to 100% fulfillment rates.

Provincial agreement with volume commitment
Provincial approval to supply
Provincial approval in application stage
British Columbia
Provincial commitment to supply over 1,000 kg of dry flower.
Alberta
Provincial commitment to supply 1,750 kg of dry flower.
Newfoundland and Labrador.
Quebec
Provincial commitment to supply 1,500 kg of dry flower.

Becoming the most trusted supplier in Canada

Our goal is to be the most consistent and trusted supplier to all provinces and territories. Since October 17, 2018, our order fulfillment rates are close to 100% with an average lead time of 12 days in the wholesale/retail market and less than 3 days for direct-to-customer (medical). Our objective for 2019 is to achieve lead times lower than 5 days and 2 days in the wholesale/retail market and direct-to-customer, respectively.

Reaching all Provinces & Territories in 2019

We have provincial wholesale commitments for 3,225 kg of dry cannabis in 2019 across three provinces (BC, QC, and AB). Additional recreational sales are forecasted for all other provinces and territories in 2019. We will complete our first shipment of CBD oils for the recreational market in April 2019 and expect Cannabis oils to be a significant source of revenue in 2019.

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA 7

Adult-Use Portfolio

Verdélite | Hash Plant

STRAINS LAUNCHED SINCE OCT 17, 2018

Time Warp A3 (Hybrid)

Available In: 1g, 3.5g, 7g, 3x0.5g Pre-Rolled

Hash Plant (Indica)

Available In: 1g, 3.5g, 7g, 3x0.5g Pre-Rolled

Island Pink (Hybrid)

Available In: 1g, 3.5g, 7g, 3x0.5g Pre-Rolled

Shishkaberry (Indica)

Available In: 1g, 3.5g, 7g, 3x0.5g Pre-Rolled

Sensi Star (Indica)

Available In: 1g, 3.5g, 7g, 3x0.5g Pre-Rolled

Emerald Health Therapeutics has built a diversified portfolio of cannabis offerings including dried flowers, pre-rolls, and cannabis oil in the Canadian adult-use market.

THC
emerald

Pre-Rolled

Dried Flower

THC
emerald

Cannabis Oils

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA

8

Medical Excellence

Enhancing health through cutting-edge cannabis science

Supporting the vision of putting medical patients first, we entered into collaborative agreements with **113 medical cannabis clinics** nationally. Through these agreements, patients receiving Emerald cannabis products are supported by experienced physicians and healthcare practitioners who adopt an evidence-based approach to treating conditions and symptoms using cannabis.

Executing on a patient-focused model, we have over **750 physicians** who have assisted close to **7,000 patients** treat their symptoms with Emerald products. Our customer service team, which manages new patient registrations and assists patients with orders, boasts a maximum response time of 24 hours. **Our patient base increased by over 50%** since January 2019 and we expect our patient base to continue to increase in the near to mid future.

Emerald adopts rigorous extraction practices to produce the highest quality full extract cannabis oil offering 50 mg/ml CBD. We continue to focus on meeting the needs of our medical patients.

Trusted Medical Cannabis Exploratory Collaborations

As part of our commitment to become the best in class medical cannabis company and contribute to the body of evidence-based research, we plan to embark on clinical studies and collaborations nationally and internationally.

Planned initiatives include studies in collaboration with compounding pharmacies investigating optimal delivery systems to treat, among other pain symptoms, chronic pain of specific origin.

Other initiatives in progress include an alliance with a genetic testing facility. The aim with this collaboration is to uncover unique insights into how individuals respond to cannabis; thus providing clinicians guidance on personalized medicine: **"the right drug, at the right dose, for the right patient."**

CBD 50
THC
WARNING:
MISE EN GARDE

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA 9

Strong Consumer-Centric, Informative Brand

Following the legalization of cannabis in Canada, Emerald launched a public educational campaign aimed at reducing the stigma surrounding cannabis. This campaign focused on creating better category acceptance, positioning cannabis itself as a force for good in society, and positioning Emerald as a thought leader in the industry with a strong focus on public health and responsible consumption. Emerald continues to build a recognizable brand in the Canadian adult-use and medical channels.

The campaign was focused on altering common misconceptions about cannabis. The goal was to highlight the potentially positive outcomes of cannabis use in wellness and society.

Could legalization of cannabis reduce crime in St. John's?
#DiscussCannabis

Could cannabis help with the opioid crisis?
#DiscussCannabis

Could legalization of cannabis reduce crime in Moncton?
#DiscussCannabis

Have stigmas around cannabis prevented people from benefiting from it?
#DiscussCannabis
DiscussCannabis.ca

Emerald Health Therapeutics has been recognized for its work in the 40th annual ACE Awards.

Exhale

Calm Breathe-a-gram Series

Slumbr
Emerald Health Naturals Inc.
Welcome to Slumbr.
The Most Boring Man in the World Eats Ice Cubes
Tips to help you fall asleep.
Sleep Fact
The word "sleep" derives from the Proto-European base "sleb, "to be weak."
Bamboo Fountain
4 Hour Train Ride to Sweden
The Most Boring Man in the World Folds Laundry
Sleep Fact
During sleep, the brain "consolidates" memories and skills, meaning that the brain strengthens, reorganizes, and restructures memories
Tips for a more
Privacy Policy

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA 10

Driving Innovation with Cutting-edge Cannabis Science

Improving Plant Genetics

- Genetic and metabolic characterization of proprietary chemovars
- Development of mold/pest-resistant cultivars
- Creation of true-breeding cultivars
- Tissue culture propagation

Protecting Intellectual Property

- 17 filed provisional patents

Enhancing Extraction & Purification

- High quality extracts, oils and distillates
- Broad range of cannabinoids and terpenes from cannabis
- CBD from hemp

Conducting Clinical Research

- Observational studies in relevant disease indications with Emerald's proprietary formulations

Creating Innovative Products for Purposeful People

- Using scientific data to design innovative, proprietary products intended to achieve specific medically-focused outcomes for patients suffering from pain, insomnia and anxiety
- Developing a portfolio of adult-use products seeking to address five meaningful need-states: pain, sleep, anxiety, mood, energy
- Expanding both portfolios in anticipation of new legislation in October 2019:

Inhalation

- Designer oils for vaporizing
- New formats for dried flower

Ingestibles

- New ways of formulating cannabis oils for ingestion
- Soft gel and hard shell capsules

Edibles

Topicals

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA 11

PURE SUNFARMS

Facility

- 50% owned joint venture partnership
- 100+ years of experience
- Automatic large-scale farming
- Leading HVAC System
- Extensive climate management experience
- Powered by the sun for lower production costs
- High-tech light deprivation & supplementation system for each room

Grow Area*

- 2.13 MM ft² growing space
- 90,000 ft² nursery space
- 32 grow rooms

Cultivation

- 400,000 plants grown at a time

Production Capability

- 2019 – 75,000 kg
- 2020 – 150,000 kg
- 2021 – 150,000 kg

Emerald Supply Agreement

- 2019 – 40% total production
- 2020 – 25% total production
- 2021 – 25% total production

License

- Standard Cultivation
- Standard Processing (In progress)

D2 Facility Expansion

- Committed CAPEX facility buildout expected to be completed by 2020
- Secured 48Mw of electricity from BC Hydro

*When D2 fully operational

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA

12

emerald
Richmond

Facility (Richmond)

- Brand new state of the art organic grow greenhouse
- 20 acres outdoor
- Leading HVAC system
- Powered by the sun for lower production costs
- High tech light deprivation & supplementation system for each room
- Phase 1 complete
- Phase 2 expected completion end of Q2 2019

Grow Area

- 97,000 ft² growing space
- 10 grow rooms

Cultivation

- 17,500 plants grown at a time

Production Capability

- 8,200 kg

License

- Standard Cultivation (In progress)
- Standard Processing (In progress)

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA

13

verdélite

Facility

- Wholly owned subsidiary
- Vertically integrated seed to sale
- High precision indoor cultivation
- Craft quality through highly controlled environment

Grow Area

- 88,000 ft^2 indoor grow facility in Quebec
- 12 processing and packaging rooms
- 23 independent growing room

Cultivation

- 9,600 plants grown at a time

Production Capability

- 5,000 kg

Packaging Facility

- High scale automated packaging
- Co-packaging solutions
- Distribution hub nationwide

License

- Standard Cultivation
- Standard Processing
- Sale for Medical Purpose (in progress)
- Analytical Testing (in progress)

Emerald Health Therapeutics Inc. I FY2018 & 2017 MDA

14

TABLE OF CONTENTS

Overview	16
Recent Developments and Events after the Reporting Period	20
Disclosure of Outstanding Share Data	24
Selected Annual Information	24
Summary of Quarterly Results	25
Results of Operations	25
Additional Disclosure for Venture Issuers Without Significant Revenue	31
Liquidity and Capital Resources	31
Operating, Investing and Financing Activities	32
Financial Risk Management	33
Measurement Uncertainty and Impairment Assessments	33
Transactions with Related Parties	34
Proposed Transactions	35
Critical Accounting Policies and Estimates	36
Changes in Accounting Standards not yet Effective	36
Off-Balance Sheet Arrangements	36
Risks and Uncertainties	36
Disclosure Controls and Procedures	53
Forward-Looking Statements	55

Management's Discussion and Analysis

The following MD&A is prepared as of April 30, 2019 and is intended to assist the understanding of the results of operations and financial condition of the Company.

This MD&A should be read in conjunction with the audited consolidated financial statements and accompanying notes of the Company for the years ended December 31, 2018 and 2017 (together with this MD&A, the "Annual Filings") which have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). This MD&A contains forward-looking statements that are subject to risk factors set out in a cautionary note contained herein. All figures are in Canadian dollars unless otherwise noted.

Additional information related to the Company is available on its website at www.emeraldhealth.ca. Other information related to the Company, including the Company's most recent Annual Information Form ("AIF") and financial statements referred to herein are available on the Canadian Securities Administrator's website at www.sedar.com.

Overview

The Company was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007 as Firebird Capital Partners Inc. and changed its name to Firebird Energy Inc. in December 2012. On September 4, 2014, the Company completed the acquisition of all the issued and outstanding common shares of Thunderbird Biomedical Inc. (“Thunderbird”), by way of a reverse takeover (the “Transaction”) under the rules of the TSX Venture Exchange (the “TSXV”) and concurrently changed its name to T-Bird Pharma, Inc (“T-Bird”). At that time, Thunderbird became a wholly-owned subsidiary of T-Bird. In June 2015, the Company changed its name to Emerald Health Therapeutics, Inc. and Thunderbird changed its name to Emerald Health Botanicals Inc. (“Botanicals”). In February 2018, Botanicals changed its name to Emerald Health Therapeutics Canada Inc. (“EHTC”).

The Company is a publicly traded company with headquarters in Vancouver, British Columbia, Canada. Common shares of the Company (the “Common Shares”) are listed on the TSXV under the trading symbol “EMH”. The Company is classified as a Tier 1 Venture Issuer on the TSXV. The Company also trades on the OTCQX® Best Market, operated by OTC Markets Group under the ticker symbol “EMHTF”.

The Company owns:

(a)	100% of the shares of the Operating Subsidiary, a British Columbia-based licence holder under the Cannabis Act (Canada) (the "Cannabis Act");

(b)	100% of the shares of Verdélite Sciences, Inc. (formerly, Agro-Biotech Inc.) ("Verdélite"), a Quebec-based licence holder under the Cannabis Act;

(c)	100% of the shares of Verdélite Property Holdings, Inc. (formerly, Agro-Biotech Property Holdings Inc.) ("Verdélite Holdings"), a Quebec-based holding corporation that owns the Verdélite Facility (as defined below); and

(d)	51% of the shares of Emerald Health Naturals Inc. ("EHN"), a joint venture between the Company and Emerald Health Bioceuticals, Inc. ("EHB").

The Company, through the Operating Subsidiary, also holds:

(e)	50% of the shares of Pure Sunfarms Corp. (the "Joint Venture"), a British Columbia-based licence holder under the Cannabis Act; and

(f)	100% of the shares of Avalite Sciences Inc. (formerly Northern Vine Canada Inc.) ("Avalite"), a British Columbia-based licenced dealer under the provisions of the Controlled Drugs and Substances Act (Canada) (the "CDSA") and a licence holder under the Cannabis Act.

Development of Business in 2018

Effective January 1, 2018, the Company amended and restated the Second Amended and Restated ICA (the "Third Amended and Restated ICA") with Emerald Health Sciences Inc. ("Sciences"), a control person of the Company, pursuant to which Sciences agreed to provide to the Company certain services relating to, among other things, corporate administration and strategy, facility management and construction, business development, human resources and scientific advisory and technical advice. The Company agreed to pay a fixed monthly fee of $350,000 to Sciences for the services.

On January 9, 2018, the Company completed a prospectus offering of 3,000,000 units of the Company at a price of $5.00 per unit with a single Canadian institutional accredited investor (the "Investor") (the "January Prospectus Offering") pursuant to a prospectus supplement to the Company's base shelf prospectus. Each unit was comprised of one Common Share and one Common Share purchase warrant with each warrant exercisable into one Common Share at a price of $6.00 per share for a period of 36 months from the date of issuance. The January Prospectus Offering was completed without the involvement of an underwriter. The Investor also concurrently purchased 2,000,000 Common Shares from Sciences, a control person of the Company, at a price of $5.00 per share.

On February 8, 2018, the Company completed a prospectus offering of 3,000,000 units of the Company at a price of $6.00 per unit with the Investor pursuant to a prospectus supplement to the Company's base shelf prospectus (the "February 2018 Prospectus Offering"). Each unit was comprised of one Common Share and one Common Share purchase warrant with each warrant exercisable into one Common Share at a price of $7.00 per share for a period of six months from the date of issuance. The February 2019 Prospectus Offering was completed without the involvement of an underwriter. The Investor also concurrently purchased 2,000,000 Common Shares from Sciences, a control person of the Company, at a price of $6.00 per share. The Investor exercised in full the warrants issued in connection with the January Prospectus Offering within three days of the completion of the February Prospectus Offering.

Between March 2018 and August 2018, the Company filed 17 provisional US patent applications covering, among other things, the Company's unique Defined DoseTM cannabis dosage forms and formulations. The applications have not yet been approved and the Company has no indication as to when or if they will be approved.

On April 17, 2018, the Company entered into a binding agreement with EHB, EHN, GAB Innovations, Inc. and Dr. Gaetano Morello, a director of Sciences, a control person of the Company, with respect to the formation of the business and operations of EHN. EHN holds the exclusive Canadian distribution rights for EHB's endocannabinoid-supporting nutritional products (the "Endocannabinoid Supplement Portfolio"), which consist of nutritional supplements that use non-cannabis, non-psychoactive plant-based bioactive compounds to support the body's endocannabinoid system. EHB is a partially-owned subsidiary of Sciences and EHB is therefore a related party of the Company.

On April 30, 2018, the Company entered into a supply agreement with the Joint Venture whereby the Company agreed to purchase 40% of the Joint Venture's cannabis production in 2018 and 2019.

On May 2, 2018, the Company acquired 100% of the issued and outstanding shares of Verdélite and its affiliate Verdélite Holdings for consideration of $90 million, subject to adjustment, payable 50% in cash and 50% in Common Shares. The Company paid $22.5 million in cash upon closing and $45 million of the purchase price was satisfied by the issuance of 9,911,894 Common Shares, of which 4,955,947 Common Shares will be held in escrow until May 1, 2019, pursuant to an escrow agreement. An additional $22.3 million (working capital adjustment) in cash is payable by the Company to the vendors on May 1, 2019.

On May 15, 2018, the Company exercised its right to purchase additional common shares of Avalite for $2.75 million, increasing its ownership stake of Avalite from 53% to 65%.

On July 24, 2018, the Company signed a non-binding memorandum of understanding (the "MOU") with the British Columbia Liquor Distribution Branch ("BCLDB") to supply cannabis products to the BCLDB to serve the non-medical market throughout the province from the date the Cannabis Act came into force. The MOU is in BCLDB's standard form. Pursuant to the MOU, the Company has agreed to make 1,086 kg of cannabis products available for purchase by the BCLDB if the BCLDB elects to purchase cannabis products from the Company.

On August 8, 2018, the Company signed a non-binding term sheet to form a strategic alliance with Factors R&D Technology, Inc. ("FTI"), a division of Factors Group of Nutritional Companies Inc. Pursuant to the term sheet, FTI has agreed to provide to the Company pharmaceutical-grade, industrial-scale manufacturing capacity as well as expertise in GMP-level extraction, softgel production, and packaging focused on the emerging market opportunities for medicinal cannabis in Canada and internationally. Further, the term sheet provides that FTI will be issued shares of EHN representing 25% of EHN's issued share capital. The parties agreed to use their best efforts to enter into a definitive agreement within 60 days of the execution of the term sheet. However, the definitive agreement is quite complex, and the parties remain engaged in negotiations regarding the draft and finalization of the definitive agreement.

On August 15, 2018, the Company acquired the remaining shares of Avalite for a purchase price of $2,000,000 in cash and 1,093,938 Common Shares. The transaction increased the Company's ownership of Avalite from 65% to 100%.

On September 7, 2018, it was announced that the Company had been selected as an approved supplier by the Ontario Cannabis Retail Corporation ("OCRC") to supply the Ontario Cannabis Store ("OCS") with its cannabis products.

On September 10, 2018, the Company was selected as an authorized cannabis supplier by the Newfoundland Labrador Liquor Corporation ("NLC") to supply cannabis products to the NLC to serve the adult use market in the province of Newfoundland and Labrador.

On September 26, 2018, the Company announced that it has agreed to purchase from Emerald Health Hemp Inc. ("EHH") cannabidiol ("CBD") oil-containing hemp biomass for extraction into CBD oil pursuant to a supply agreement between the Company and EHH. The supply agreement (the "Hemp Supply Agreement") is for four years (five harvests) with an option to extend for an additional two years. Five hundred acres of hemp was harvested in October 2018 by EHH from farms located in Manitoba and Prince Edward Island and one thousand acres is expected to be harvested by EHH in each subsequent year of the agreement. CBD yield from the 2018 harvest has yet to be determined, pending analysis and extraction. EHH is a wholly-owned subsidiary of Sciences, a control person of the Company, and EHH is therefore a related party of the Company.

In October 2018, the Company entered into a research agreement (the "Research Agreement") with Emerald Health Biotechnology España S.L.U. (formerly, VivaCell Biotechnologies Spain S.L.U.) ("EH Spain"), a company focused on cannabis research, pursuant to which EH Spain agreed to provide contract research organization services to the Company to elucidate the mechanism of action of proprietary formulations and dosage forms that the Company is developing. EH Spain is a wholly-owned subsidiary of Sciences, a control person of the Company, and EH Spain is therefore a related party of the Company.

On October 17, 2018, the Cannabis Act came into force, legalizing the recreational use of cannabis by adults. When the Cannabis Act came into force, the Renewed Licence and other licences held by the Company which were issued under the ACMPR were deemed to be their functionally equivalent licences under the Cannabis Act (the "Licences"). See "Licences" for a description of the Licences held by the Company.

On November 28, 2018, the Company announced that Avtar Dhillon, MD, the Company's Executive Chairman, was appointed President of the Company and the Company's Chief Executive Officer, Chris Wagner, had stepped down.

On December 4, 2018, the Company announced that EHN had received certain product licences and natural product numbers from Health Canada to sell in Canada.

On December 7, 2018, the Company completed a prospectus offering of 4,000,000 Common Shares at a price of $2.70 per Common Share with the Investor pursuant to a prospectus supplement to the Company's base shelf prospectus (the "December 2018 Prospectus Offering"). The December 2018 Prospectus Offering was completed without the involvement of an underwriter.

The subsidiaries and joint ventures of the Company at December 31, 2018 are:

Name of Entity	Ownership Interest
	December 31,	December 31,
	2018	2017
Emerald Health Therapeutics Canada Inc.	100%	100%
Avalite Sciences Inc.	100%	53%
Pure Sunfarms Corp.	50%	50%
Verdélite Sciences Inc.	100%	0%
Verdélite Property Holdings Inc.	100%	0%

Recent Developments and Events after the Reporting Period

On January 10, 2019, the Company closed its acquisition of 51% of EHN and EHB granted EHN the exclusive Canadian distribution rights to the Endocannabinoid Supplement Portfolio in exchange for 49% ownership of EHN. Sciences is a control person of the Company. On January 10, 2019, the Company also announced the resignation of Chris Wagner as a director of the Company.

On January 15, 2019, the Company announced a secondary offering of 2,800,000 Common Shares by Sciences, a control person of the Company, which closed on January 16, 2019. After completion of the secondary offering, Sciences held approximately 28.6% of the Common Shares on a fully-diluted basis.

On January 30, 2019, the Company announced that it had entered into a release, discharge and transaction agreement settling all claims made by Pivot against Verdélite and its former shareholders. The claims relate to a non-binding letter of intent which Verdélite and its former shareholders had previously entered into with Pivot with respect to a potential sale of Verdélite. Pursuant to the settlement, all claims against Verdélite have been discharged without Verdélite making any payment or providing any compensation to Pivot.

On February 5, 2019, the Company announced that it had entered into a binding licence agreement with Indena S.p.A. ("Indena"), an arm's length party, pursuant to which Indena granted the Company a perpetual exclusive licence for the use in Canada of Indena's CBD-extraction technology, and agreed to contract manufacturing services to the Company for CBD extraction. The Company has agreed to pay Indena a license fee of €450,000 (payable in two tranches of €250,000 and €200,000, respectively). The first payment is not payable until a definitive agreement has been entered into and the second payment is not payable until certain technological information has been transferred to the Company. The parties expect to enter into a definitive agreement upon completion of ongoing negotiations.

On February 8, 2019, the Company announced that the Joint Venture had been informed by the OCRC operating as the OCS, that it had been selected to supply the OCS with Pure Sunfarms-branded cannabis products for the non-medical market in the province of Ontario.

On February 13, 2019, the Company announced that the Joint Venture had entered into a credit agreement with Bank of Montreal, as agent and lead lender, and Farm Credit Canada, as lender, in respect of a $20 million secured non-revolving term loan (the "Credit Facility"). The Joint Venture intends to use the funds available under the Credit Facility to finance the final costs of converting the Delta 3 Facility for cannabis production, the vast majority of which was completed in January 2019. The funds available under the Credit Facility may also be used by the Joint Venture for general corporate purposes. The Credit Facility, which matures on February 7, 2022, is secured by the Delta 3 Facility, and contains customary financial and restrictive covenants. The Company is not a party to the Credit Facility, but has provided a limited guarantee in the amount of $10 million in connection with the Credit Facility. The Joint Venture has drawn the Credit Facility in full.

On March 13, 2019, the Company filed a final short form base shelf prospectus (the "2019 Base Shelf Prospectus") in each of the provinces of Canada. The 2019 Base Shelf Prospectus qualifies the issuance and secondary sale of up to $150,000,000 of Common Shares, preferred shares, debt securities, warrants, units or subscription receipts of the Company or a combination thereof from time to time, separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the offering and as set out in an accompanying prospectus supplement, during the 25-month period that the 2019 Base Shelf Prospectus remains effective.

On March 27, 2019, the Company filed a prospectus supplement in connection with an at-the-market equity program ("ATM Program") that it established with GMP Securities L.P. (the "Agent"). In connection with the ATM Program, the Company entered into an equity distribution agreement with the Agent. The ATM Program allows the Company to issue Common Shares from treasury having an aggregate gross sales price of up to $39 million to the public from time to time, at the Company's discretion, at the prevailing market price when issued on the TSXV or on any other marketplace for the Common Shares in Canada. The ATM Program is effective until the earlier of April 13, 2021 or completion of the sale of the maximum amount of shares thereunder. Sales of Common Shares will be made through "at-the-market distributions" as defined in National Instrument 44-102 – Shelf Distributions on the TSXV or on any other existing marketplace for the Common Shares in Canada. The Common Shares will be distributed at the prevailing market prices at the time of the sale and, as a result, prices may vary among purchasers and during the period of distribution.

On March 29, 2019, the Company announced that it had fulfilled its first purchase order of cannabis from Yukon Liquor Corporation, signed a sales agreement with Alberta Gaming, Liquor and Cannabis and became registered by the Saskatchewan Liquor and Gaming Authority to supply cannabis to the Saskatchewan market.

On April 1, 2019, the Company announced that the Joint Venture had exercised its option to acquire from Village Farms a second 1.1 million square foot greenhouse (“Delta 2 Facility”) adjacent to the Delta 3 Facility. In connection therewith, the Company has agreed to advance a further $25 million to the Joint Venture in tranches as and when required, of which $2.5 million was advanced on April 1, 2019. The Company also entered into an agreement (the "JV Supply Agreement") with the Joint Venture to purchase 25% of its aggregate cannabis production from the Delta 2 Facility and the Delta 3 Facility in 2020, 2021 and 2022.

On April 3, 2019, the Company announced it had signed a letter of intent to supply cannabis to the Société Québécoise du Cannabis. The Company anticipates fulfilling its first supply order in the second quarter of 2019.

On April 8, 2019, the Company announced that its Verdélite facility had received its standard processing licence from Health Canada, allowing Verdélite to extract, manufacture, synthesize, test and sell cannabis products, in addition to its right to cultivate and sell cannabis flowers.

On April 23, 2019, the Company announced that Pure Sunfarms has completed planting of the final quadrants of the Delta 3 Facility. As a result, the entire 1.03 million square feet of growing area at the Delta 3 Facility, comprising 16 individual grow rooms, is on track to reach its annualized full production run-rate of 75,000 kilograms by mid-2019.

Financings

The table below summarizes the recent offerings conducted by the Company and use of proceeds there from.

Offering /	Use of Proceeds – as disclosed prospectus
Proceeds Raised	supplement	Subsequent Use of Proceeds
January 9, 2018 Treasury Offering ($15,000,000)	Completion of capital projects and potential future expansion and acquisitions; for research and development; expanding the Company’s existing extraction capabilities; and working capital over the next 12 months.	$2.3 million for development of Richmond facility; $4 million equity investments in Pure Sunfarms; $2.75 million to increase ownership of Avalite from 53% to 65%; $5 million for loans subsequently made to Pure Sunfarms to fund development of its production facility; balance for working capital.

February 14, 2018 Treasury Offering ($18,000,000)	Completion of capital projects and potential future expansion and acquisitions; for research and development; expanding the Company’s existing extraction capabilities; and working capital over the next 12 months.	$8 million in loans to Pure Sunfarms to fund development of its production facility; $2 million to increase ownership of Avalite from 65% to 100%; $2 million for development of the Richmond facility; and $6 million for the acquisition cost of Verdélite.

May 23, 2018 Treasury Offering ($16,800,000)	Completion of recently acquired Agro-Biotech facility in Quebec, working capital and general corporate purposes.	Funding of the acquisition cost of Verdélite.

December 7, 2018 Treasury Offering ($10,800,000)	Completion of capital projects, research and development, working capital and general corporate purposes.	$10.8 million to substantially complete Richmond and Verdélite facilities.

Between March 29, 2019 and April 30, 2019 Treasury Offering through ATM Program ($4,516,371)	The Company currently intends to use the net proceeds from the ATM Program, if any, to fund a portion of the costs for the completion of its capital projects, for research and development, working capital and general corporate purposes.	The funds are being used to fund completion of the Richmond and Verdélite facilities.

Licences

The Company holds licences from Health Canada under the Cannabis Act to produce and sell cannabis products in accordance with applicable laws in Canada. When the Cannabis Act came into force on October 17, 2018, the Company's licences, which were issued under the ACMPR, were deemed to be their functionally equivalent licences under the Cannabis Act. The Company currently indirectly holds a number of Licences through its wholly-owned direct and indirect subsidiaries, the Operating Subsidiary, Verdélite and Avalite, as well as others which are held by the Joint Venture. The Licences held by the Operating Subsidiary permit it to cultivate cannabis and produce and sell dried cannabis, cannabis oils, cannabis plants and cannabis seeds; the Licence held by Verdélite permits it to cultivate, extract, manufacture, synthesize, test and sell cannabis; the Licence held by Avalite permits it to process cannabis and produce cannabis oil; and the Licences held by the Joint Venture permit it to cultivate cannabis and produce and sell dried cannabis, cannabis oils, cannabis plants and cannabis seeds, all in accordance with the terms and conditions specified in the applicable Licence and the Cannabis Act.

Particulars of the Licences are set out in the table below.
Licence	Location	Licence	Authorized	Applications	Original	Date of	Expiration	Application
Holder		Held	Products for	Submitted	Date of	Amendment	Date of	Status
			Sale in Some		Licensing	of Licence	Licence
Capacity
Emerald Health Therapeutics Canada, Inc.	Victoria, BC	Standard Cultivation	Plants/Seeds/Dried/Fresh Cannabis and Cannabis oil	--	February 5, 2014	November 9, 2018	November 8, 2019	--
		Standard Processing						--
		Sale for Medical Purposes						--
		--	--	To amend licence (to expand licensed facility)	--	--	--	Submitted January 18, 2019; pending approval
Emerald Health Therapeutics Canada, Inc. (2nd Site)	Victoria, BC	Sale for Medical Purposes	Cannabis products	--	October 6, 2017	November 10, 2018	October 6, 2020	--
		--	--	Standard Cultivation	--	--	--	Submitted March 1, 2019; pending approval
		--	--	Standard Processing	--	--	--	Submitted March 1, 2019; pending approval
Emerald Health Therapeutics Canada, Inc. (3rd Site)	Richmond, BC	--	--	Standard Cultivation	--	--	--	Submitted January 16, 2019; pending approval
Verdélite Sciences, Inc. (formerly Agro-Biotech Inc.)	Saint- Eustache, QC	Standard Cultivation	Plants/Seeds to provinces/territories	--	January 12, 2018	November 8, 2018	January 12, 2021	--
		Standard Processing	--	--	April 5, 2019	--	January 12, 2021	--
		--	--	To amend licence (to expand licensed facility)	--	--	--	Submitted April 11, 2019; pending approval
Avalite Sciences Inc. (formerly Northern Vine Canada Inc.)	Langley, BC	Standard Processing	--	--	January 17, 2019	January 17, 2019	January 17, 2020	--
		Dealer's Licence[1]	--	--	September 22, 2016	N/A	December 31, 2019	--
		Analytical Testing	--	--	January 17, 2019	--	January 17, 2020	--
		Research	--	--	February 8, 2019	--	December 31, 2019	--
	Saint-Eustache, QC	--	--	Analytical Testing	--	--	--	Submitted March 25, 2019; pending approval
Pure Sunfarms Corp.	Delta, BC	Standard Cultivation	Plants/ Seeds to provinces/ territories	--	March 2, 2018	March 11, 2019	March 2, 2021	--
		--	--	Standard Processing	--	--	--	Submitted December 18, 2018; pending approval

Licence	Location	Licence	Authorized	Applications	Original	Date of	Expiration	Application
Holder		Held	Products for	Submitted	Date of	Amendment	Date of	Status
			Sale in Some		Licensing	of Licence	Licence
Capacity
Emerald Health Naturals Inc.	Kelowna, BC2	--	--	Standard Processing	--	--	--	Submitted October 16, 2018; pending approval
		--	--	Sale for Medical Purposes	--	--	--	Submitted October 16, 2018; pending approval

Notes:
1	Indicates a licenced dealer under the CDSA.
2	The Company is working with FTI to obtain this licence.

Disclosure of Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of Common Shares of which 141,443,116 were issued and outstanding as of December 31, 2018 and 143,932,730 were issued and outstanding as of April 30, 2019, of which 4,955,947 will be held in escrow until May 1, 2019.

During the year ended December 31, 2018, the Company granted an aggregate of 2,811,000 stock options to directors, employees and consultants. Each option is exercisable into one Common Share for a period of up to five years. The exercise prices at the time of the grants ranged from $2.49 and $6.68 per share. Subsequent to the period ended December 31, 2018, the Company granted an additional 5,383,000 stock options, with exercise prices between $2.83 and $4.15. These options vest over three years with an expiry date five years from the grant date.

There were 9,894,211 stock options and 830,000 restricted share units outstanding as of December 31, 2018. As of April 30, 2019, there were 13,621,519 stock options and 950,000 restricted share units outstanding.

There were 8,411,764 warrants outstanding as of December 31, 2018 and as of April 30, 2019.

Selected Annual Information

The financial information presented for the years below was derived from financial statements prepared in accordance with IFRS and is expressed in Canadian dollars.

	For the years ended December 31,
	2018	2017	2016
	($)	($)	($)
Total revenue	2,110,403	937,654	253,321
Net loss attributable to the Company	(30,983,408)	(8,731,832)	(2,940,501)
Net loss per share (basic and diluted)	(0.22)	(0.10)	(0.05)
Total assets	206,859,494	73,730,839	4,176,329
Total non-current financial liabilities	293,886	317,497	-

Summary of Quarterly Results

The financial information in the following tables summarizes selected financial information for the Company for the last eight quarters which was derived from annual financial statements prepared in accordance with IFRS or interim financial statements prepared in accordance with IFRS applicable to the preparation of interim financial statements, IAS 34, Interim Financial Reporting:

	2018
	December 31	September 30	June 30	March 31
	($)	($)	($)	($)
Revenue	1,131,853	321,070	284,262	373,218
Share-based payments	1,296,891	2,165,851	2,081,661	1,954,047
Interest revenue	438,974	222,740	274,436	250,064
Share of income (loss) from JV	1,432,771	3,940,373	682,431	(301,793)
Net loss	(13,900,360)	(6,426,658)	(5,610,970)	(5,045,420)
Net loss per share (basic and diluted)	(0.10)	(0.05)	(0.04)	(0.04)

	2017
	December 31	September 30	June 30	March 31
	($)	($)	($)	($)
Revenue	279,362	211,316	245,708	201,268
Share-based payments	1,979,553	271,968	369,788	201,186
Interest revenue	43,024	60,997	57,497	-
Share of loss from JV	(44,562)	(278,016)	-	-
Net loss	(4,027,569)	(1,939,371)	(1,669,026)	(1,205,858)
Net loss per share (basic and diluted)	(0.04)	(0.02)	(0.02)	(0.02)

Included in the gross margin for the three months ended December 31, 2018, is an unrealized gain of $144,181 (December 31, 2017: loss of $44,883) on the changes in the fair value of the Company’s biological assets. Also included in the gross margin for the three months ended December 31, 2018, is a realized fair value gain of $21,749 (December 31, 2017: $123,810) on the change in biological assets included in the cost of inventory sold.

Results of Operations

Quarter ended December 31, 2018

The net loss for the quarter ended December 31, 2018, was $13.9 million (loss of $0.10 per share), compared to the net loss of $4.0 million (loss of $0.04 per share) for the same quarter in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti-dilutive effect on the loss per share.

Factors contributing to the net loss for the three-month period ended December 31, 2018 include the following:

Revenue

Revenue for the quarter ended December 31, 2018, was $1,131,853 compared to $279,362 for the same period in the prior year. The revenue for the three months ended December 31, 2018 demonstrated the

Company’s continued growth in the market. As compared with the previous three months ended December 31, 2017, the Company’s revenue increased 305% as a result of sales of recreational cannabis following the Cannabis Act taking effect. During the three months ended December 31, 2018, the Company began its first recreational shipments to wholesalers. The Company also had a larger medical client base and a greater percentage of sales from oils in the current period resulting in an increase in revenue compared to the prior year. For the quarter ended December 31, 2018, revenue was comprised of approximately 43% dried product, 55% oils and 2% other, compared to approximately 50% dried product and 50% oils in the quarter ended December 31, 2017.

	Three months ended December 31,
	2018	2017
Average selling price of adult-use dried flower per gram	$5.19	$ -
Kilograms sold of adult-use dried flower	122	-
Average selling price of medical dried flower per gram & gram equivalents	$8.10	$10.30
Kilograms sold of medical dried flower & kilogram equivalents	54.6	35.1
Total kilograms produced of dried flower	175	5

Cost of Sales

Cost of goods sold currently consists of four main categories: (i) cost of goods sold expensed from inventory, (ii) production costs, (iii) change in the fair value of biological assets, and (iv) amortization of the Health Canada licenses.

Cost of goods sold represents the deemed cost of inventory that arose from the fair value measurement of biological assets, subsequent post-harvest costs capitalized to inventory, purchased dried cannabis, costs to produce cannabis oils capitalized to inventory (including the deemed cost of dried inventory that arose from the fair value measurement of biological assets that were used to produce cannabis oils), and packaging costs. Cost of goods sold expensed to inventory for the quarters ended December 31, 2018 and December 31, 2017 was $2,719,059 and $120,057 respectively. The significant increase in cost of goods sold in the current period was substantially in line with the increase in the amount of product sold by the Company compared to the prior period.

Production costs include all direct and indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as related overhead until the point of harvest. In addition, all inventory costs in excess of net realizable value are expensed to production costs. During the quarter ended December 31, 2018, the Company incurred production costs of $671,467 versus $310,794 in the quarter ended December 31, 2017. The significant increase in production costs is substantially attributable to the increase in operating expenses associated with the acquired subsidiaries and the related increase in the number of plants cultivated and staff required for production activities. During the three months ended December 31, 2018, the Company also recognized $161,982 in excise taxes. The excise tax attributable to medical sales was absorbed by the Company.

The change in biological assets for the quarter ended December 31, 2018 was a gain of $144,181 compared to a loss of $44,883 in the same quarter in the prior year. The increase is substantially due to the number of plants that were growing in the Verdélite facility during the three months ended December 31, 2018.

The amortization of the Health Canada license represents the amortization of an acquired license that is recorded at cost less accumulated amortization. Amortization will be expensed as a cost of sales and the unamortized balance will remain on the Company’s balance sheet as an intangible asset. Verdélite did not record sales during the three months ended December 31, 2018, however, amortization of the license is recognized on a straight-line basis irrespective of either production or sale of cannabis from that facility.

The Company measures biological assets consisting of cannabis on plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which are restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost. The significant assumptions used in determining the fair value of cannabis plants are as follows: plant waste rate for various stages of development; yield per plant; selling price less costs to sell; percentage of total expected costs incurred to date; and costs incurred for each stage of plant growth.

Because gains recognized in the fair value of biological assets are recorded in a manner that decreases the cost of goods sold, gross margin is impacted significantly during periods of significant expansion in the cultivation area, as was the case during the three months ended December 31, 2018, when costs of goods sold was $3,322,354 as compared to the three months ended December 31, 2017 of $563,180.

Other expenses

General and Administrative – During the quarter ended December 31, 2018, the Company incurred general and administrative expenses of $3.3 million versus $1.9 million for the quarter ended December 31, 2017. The current quarter included expenses related to an increase in investor relations activities including business development, media, and project management in support of the legalization of the adult-use cannabis market. The significant increase in expenses in this period as compared to the same period in 2017 was largely due to the increase in salaries, wages and benefits associated with an increased headcount from acquisitions and change to the business to prepare for the legalization of cannabis for the adult-use market. In the quarter ended December 31, 2018, general and administrative costs included; salaries and benefits of $410,520 (three months ended December 31, 2017 - $297,748), consulting and professional services fees of $1,581,873 (three months ended December 31, 2017 - $851,469), investor relations fees of $722,339 (three months ended December 31, 2017 - $481,161), office and insurance of $419,446 (three months ended December 31, 2017 - $163,565) and travel and accommodation of $167,661 (three months ended December 31, 2017 - $135,297). Included in consulting and professional service fees, for the quarter ended December 31, 2018, is $1,050,000 in management fees to Sciences as per the amended agreement effective January 2018.

Sales and marketing – In the quarter ended December 31, 2018, the Company incurred sales and marketing expenses of $7,492,906 versus $146,383 in the comparable 2017 prior period. The current period increase reflects the increase in sales and marketing staff and activities as the Company works towards branding itself and launching products into the legal adult use market. Of the $7.5 million included in sales and marketing expenses for the quarter, approximately $6.9 million related to expenditures billed by the Company’s former advertising agent of record, DDB Canada, for among other things, brand development, design, market research and advertising in anticipation of and commencement in, the legalization of the recreational use of cannabis by adults. The balance is comprised of staff-related costs such as salary, benefits, travel expenses and conference costs.

Research and development – In the quarter ended December 31, 2018, the Company incurred research and development expenses of $527,830 (three months ended December 31, 2017 - $40,226). Research and development projects in the current quarter include development and testing of processes to manufacture new products and designing clinical trials. The prior comparable period included research on cannabis oils and early stage planning for clinical trials.

Share-based compensation – In the quarter ended December 31, 2018, the Company incurred share-based compensation expenses of $1,296,892 versus $1,979,553 in the comparable 2017 prior period. The amounts are compensation expenses related to employee, director and consultant incentive stock options and restricted share units which are measured at fair value at the date of grant and expensed over the vesting period. During the current quarter, the Company granted 793,500 stock options to employees and consultants. Despite the option grants occurring during the period, the share-based compensation expense decreased as a result of the forfeiture of a significantly large number of granted options on termination during the period as compared to the same period in 2017.

Share of income from joint venture – In the quarter ended December 31, 2018, the Company recognized $1,432,771 as its 50% share of the income from the Pure Sunfarms joint venture, compared to $44,562 as its 50% share of the loss in the quarter ended December 31, 2017. Pure Sunfarms commenced operations during the three months ended December 31, 2017 and has since begun producing cannabis for sale, having received its cannabis sales license from Health Canada on July 27, 2018.

Year ended December 31, 2018

The net loss for the year ended December 31, 2018 was $30.9 million (loss of $0.22 per share) compared to a net loss of $8.8 million (loss of $0.10 per share) for the same period in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti-dilutive effect on the loss per share. Factors contributing to the net loss for the year include the following:

	For the year ended December 31,
	2018	2017
Average selling price of adult-use dried flower per gram	$5.19	$ -
Kilograms sold of adult-use dried flower	122	$ -
Average selling price of medical dried flower per gram & gram equivalents	$9.10	$10.40
Kilograms sold of medical dried flower & kilogram equivalents	189	114
Total kilograms produced of dried flower	323	52

Included in the gross margin for the year ended December 31, 2018, is an unrealized gain of $2,818,442 (December 31, 2017: $163,754) on the changes in the fair value of the Company’s biological assets. Also included in the gross margin for the year ended December 31, 2018, is a realized fair value gain of

$158,676 (December 31, 2017: $10,328) on the change in biological assets included in the cost of inventory sold.

Revenue

Revenue for the year ended December 31, 2018 increased by 125%, with $2,110,403 recognized during the 2018 fiscal year as compared to $937,654 in the prior fiscal year. The increase in revenue was primarily attributable to the Company’s revenues in the adult-use market during the last three months of the year. Revenues from medical cannabis also increased during the year as the Company expanded its client base. For the year ended December 31, 2018, revenue was comprised of approximately 61% dried product, 37% oils and 2% other, compared to approximately 50% dried product and 50% oils in the prior year to date ended December 31, 2017.

Cost of Sales

Cost of sales increased significantly in the current year compared to the prior year primarily due to: higher packaging costs as a result of regulatory requirements under the Cannabis Act; higher production costs due to increased distribution costs and recognition of the amortization associated with the Health Canada license. Additionally, the acquisition of Verdélite and the associated ramp up of its facilities were included as indirect and direct production costs without corresponding revenue.

Total gross margin is impacted significantly by changes in the fair value of biological assets included in the gross margin. For the year ended December 31, 2018, an unrealized gain of $2,818,442 (December 31, 2017: $163,754) in the fair value of the Company’s biological assets is included in the cost of sales. Also included in the gross margin for the year ended December 31, 2018, is a realized fair value gain of $158,676 (December 31, 2017: $10,328) attributable to the change in biological assets included in the cost of inventory sold.

Despite the gain recognized in the change in biological assets, the Company recorded a negative gross margin of $3,099,225 for the year ended December 31, 2018 and a negative gross margin of $372,963 for the year ended December 31, 2017. The gross margin was also decreased as a result of lower average net selling prices per gram in the adult-use market as compared to the higher net selling prices per gram in the medical cannabis market.

Other expenses

General and Administrative – During the year ended December 31, 2018, the Company incurred general and administration expenses of $14.0 million versus $5.1 million for the same period ended December 31, 2017. The year-to-date expenses included expenses related to a significant increase in activities including corporate branding, business development, media, and project management to prepare for the legal adult-use market. Additional staff have been hired and office space has been expanded. For the year period ended December 31, 2018, general and administrative costs included: salaries and benefits of $2,297,988 (2017 - $854,430), consulting and professional services fees of $7,287,629 (2017 - $2,301,067), investor relations and media $2,377,219 (2017 - $1,026,299), office and insurance of $1,477,764 (2017 -$522,485) and travel and accommodation of $552,897 (2017 - $366,166).

The $7.3 million in consulting and professional services substantially consists of management fees paid to the Company's major shareholder, Emerald Health Sciences Inc. ("Sciences") pursuant to the independent contractor agreement described below ($4.2 million), employee recruitment fees ($0.64 million), general legal fees ($0.43 million), consultant fees ($1.45 million), auditor fees ($0.36 million), and stipends paid to the Company’s board of directors ($0.12 million).

The $2.4 million in investor relations and media fees substantially consists of conferences and tradeshows ($1.2 million), native advertising and market intelligence services ($0.83 million), shareholder communication fees ($0.14 million), and investor relations consultant fees ($0.20 million).

Sales and marketing – For the year ended December 31, 2018, the Company incurred sales and marketing expenses of $11,333,294 versus $428,541 in the prior year. The current period increase reflects the increase in sales and marketing activity as the Company works towards branding the Company and launching products into the legal adult use market. Of the $11.3 million included in sales and marketing expenses for the year, approximately $9.6 million related to expenditures billed by the Company’s former advertising agent of record, DDB Canada, for among other things, brand development, design, market research and advertising in anticipation of and commencement in, the legalization of the recreational use of cannabis by adults. The balance is comprised of staff-related costs such as salary, benefits, travel expenses and conference costs.

Research and development – For the year ended December 31, 2018, the Company incurred research and development expenses of $801,351 versus $207,500 in the prior year. Research and development projects in the current year include development and testing of processes to manufacture capsules, exploration of other new products and planning for upcoming clinical trials. The Company capitalized development costs associated with the application of 17 patents during the year ended 2018.

Share-based compensation – Share-based compensation expense for the year period ended December 31, 2018 was of $7,498,450 compared to $2,822,495 in the 2017 fiscal year. The amounts are compensation expenses related to employee, director and consultant incentive stock options and restricted share units which are measured at fair value at the date of grant and expensed over the vesting period. During the current year, the Company granted 2,811,000 stock options and 5,000 restricted share units to employees and consultants. The increase in the share-based compensation expense is due to a significantly larger number of granted and outstanding options as at December 31, 2018 as compared to December 31, 2017.

Share of income from joint venture – For the year ended December 31, 2018, the Company recognized $5,753,782 as its 50% share of the income from the Pure Sunfarms joint venture, which commenced operations during the three months ended December 31, 2017. Pure Sunfarms has begun producing cannabis for sale and received its cannabis sales license from Health Canada on July 27, 2018.

Additional Disclosure for Venture Issuers Without Significant Revenue

As the Company did not have significant revenue from operations in either of its last two financial years, the following is a breakdown of the material costs incurred:

	For the three	For the three	For the year	For the year
	months ended	months ended	ended	ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
	($)	($)	($)	($)
Expensed research and development costs	$527,830	$40,226	$801,351	$207,500
General and administrative expenses	$3,301,839	$1,929,240	$13,993,498	$5,070,447
Purchase of plant and equipment	$8,681,850	$1,096,154	$17,235,075	$2,257,022

Liquidity and Capital Resources

The Company continually monitors and manages its cash flow to assess the liquidity necessary to fund operations and capital projects. The Company manages its capital resources and adjusts it to take into account changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital resources, the Company may, where necessary, control the amount of working capital, pursue financing or manage the timing of its capital expenditures. As at December 31, 2018, the Company had positive working capital of $27.6 million.

While the Company has incurred losses to date, management anticipates long-term future profitability of the business, though there can be no assurance that the Company will gain adequate market acceptance for its products or be able to generate sufficient gross margins to reach profitability.

The Company has committed to various projects which may require significant cash injections over the next 24 months, including the expansion of service and production facilities of Avalite, the Pure Sunfarms retro-fit of Delta 2 and potentially Delta 1; the Company’s new production facility in Richmond, British Columbia; and Verdélite’s indoor grow facility. As at December 31, 2018, the Company committed to payments of $5.0 million during the remainder of 2019 for the supply of material and labour to build greenhouses at the Richmond site. The Company also committed $25 million to Pure Sunfarms in support of the Delta 2 retro-fit.

On July 27, 2018 Avalite purchased the land and building it had previously leased for $956,000 plus applicable taxes.

On August 15, 2018, the Company expended $2.0 million under the agreement to purchase all of the remaining shares of Avalite held by Abattis.

During the year ended December 31, 2018, the Company made a demand loan in the amount of $13 million to Pure Sunfarms. See discussion of the demand loan to Pure Sunfarms under “Transactions with Related Parties.”

The Company is obligated to pay an additional $22.3 million cash on May 1, 2019, under the Verdélite purchase agreement.

The Company is committed to contributing $5.0 million cash to EHN in exchange for a 51% initial ownership in EHN upon closing of the transactions provided for in the Formation Agreement.

Verdélite held a mortgage with the National Bank of Canada, secured by the property held by Verdélite Property Holdings Inc. with a maturity date of February 2019. The mortgage was paid in March of 2019.

In addition, the Company has entered into operating lease commitments for land and office space through 2047. The future minimum lease payments for the next five years and thereafter are as follows:

	Due by year ending
	2019	2020	2021	2022	2023	Thereafter
Production facilities	$210,740	$49,748	-	-	-	-
Equipment	$21,600	$19,800	-	-	-	-
Office space	$170,578	$170,578	$170,578	$170,578	$170,578	-
Temporary housing	$48,600	-	-	-	-	-
Land	$320,000	$320,000	$320,000	$320,000	$320,000	$7,440,000
Total	$771,518	$560,126	$490,578	$490,578	$490,578	$7,440,000

Operating, Investing and Financing Activities

The chart below highlights the Company’s cash flows:

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
	($)	($)
Net cash provided by (used in):
Operating activities	($29,089,202)	($7,815,986)
Investing activities	($62,478,881)	($18,932,984)
Financing activities	$83,087,028	$68,054,910
Increase (decrease) in cash	($8,481,055)	$41,305,940

Cash used in operating activities for the year ended December 31, 2018 was $29.1 million, compared to cash used of $7.8 million in the prior year. The current year amount reflects the increase in general and administrative expenditures, additional staff costs, the increase in sales and marketing expenditures, and cash outflows from payments of current liabilities and increase in current assets from the prior year ended December 31,2017 and acquired balances during the year ended December 31, 2018. The Company incurred greater losses during the year as a result of the preparation for the legalization of cannabis in the adult market as well as the ramp up of its acquisitions into operating entities.

Cash used in investing activities for the year ended December 31, 2018 was $62.5 million, compared to cash used of $18.9 million in the prior year. In the current year:

  $22.6 million was used to purchase Verdélite;

  $4.0 million was used to invest in the Pure Sunfarms joint venture transaction;

  $13.0 million was advanced as a demand loan to Pure Sunfarms;

  $2.0 million was used in the acquisition of Avalite;

  $2.0 million was paid as a deposit for the greenhouse being built at the Richmond site;

  $0.50 million was used in the research and preparation of 17 patents;

  $1.7 million in equipment purchased for the Richmond site and Victoria site, and renovations at the Victoria site;

  $7.2 million was used in construction of the new production facility at the Richmond site; and

  $6.6 million was used to complete the renovations on the Verdélite site, and to purchase lab extraction and other equipment.

The prior year cash usage was substantially attributable to the investment in Pure Sunfarms and construction at the Richmond site.

Cash provided by financing activities for Cash provided by financing activities for the year ended December 31, 2018 was $83.1 million, compared to cash provided of $68.1 million in the prior period. Cash generated in the current year included $60.6 million from net proceeds of the prospectus offerings completed in January, February, May and December 2018, $21.9 million received from warrant exercises, and $1.2 million from stock option exercises.

Financial Risk Management

The Company’s board of directors has overall responsibility for the establishment and oversight of the Company’s risk management policies on an annual basis. Management identifies and evaluates the Company’s financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Measurement Uncertainty and Impairment Assessments

As of December 31, 2018, management of the Company has determined that no impairment indicators of its assets were present and no additional impairment write-downs in excess of those that had been previously recorded were required. Management continues to review each of its assets for indications of impairment.

Transactions with Related Parties

The Company has entered into transactions with a control person of the Company, a wholly owned subsidiary of such control person, a company controlled by the Company’s Executive Chairman, a company whose CEO is also a director of the Company, and with Pure Sunfarms.

With Emerald Health Sciences Inc.

The Company entered into a management agreement with Sciences, a control person of the Company, in May 2015, which has subsequently been amended, most recently in January 2018, under which the Company pays Sciences $350,000 per month. The Company’s relationship with Sciences allows it to advance the development of its business faster and with fewer resources than would otherwise be possible, and with the benefit of strategic guidance and expertise in the cannabis industry. Sciences is focused on the medicinal potential of cannabis and cannabinoids with investment goals designed to leverage the scientific rigor, federal regulatory compliance, and life-science expertise of its entire Emerald leadership group. Sciences draws upon a large network of professionals with life sciences related expertise, including corporate pharmaceutical and biotechnology management, business development, product development and marketing experience, research scientists, medical doctors, naturopathic doctors, and lawyers - many with deep subject matter expertise in cannabis and the endocannabinoid system - to leverage the Company’s ability to conduct research and development, develop intellectual property, attract talent, manage operations, conduct mergers and acquisitions, and raise capital.

With access to these services, the Company has been able to identify and select new business opportunities, successfully negotiate and develop key strategic partnerships, and efficiently secure capital for the Company.

Management periodically evaluates the terms of the management agreement for reasonableness and adjusts the fee based on that evaluation.

During the year ended December 31, 2018, Sciences exercised 4,077,687 warrants at a price of $0.27 per warrant for total gross proceeds to the Company of $1,100,975.

As at December 31, 2018, Sciences held an aggregate of 43,234,242 Common Shares, representing approximately 31% of the issued and outstanding Common Shares and it held 4,411,764 common share purchase warrants of the Company. As at December 31, 2017, Sciences held an aggregate of 45,156,555 Common Shares, representing approximately 42% of the issued and outstanding Common Shares and it held 8,489,451 common share purchase warrants of the Company.

With Subsidiaries of Emerald Health Sciences Inc.

On September 26, 2018 the Company entered into a long-term supply agreement to obtain harvested hemp chaff, plant material consisting of mainly flower and leaf. The supply agreement was signed with EHH to purchase CBD containing hemp biomass for extraction into CBD oil. The supply agreement is for three years with an option to extend for an additional 2 years. Five hundred acres of hemp was harvested in October 2018 from farms located in Manitoba and Prince Edward Island and one thousand acres is expected to be harvested in each subsequent year of the agreement. CBD yield from the 2018 harvest has yet to be determined, pending analysis and extraction. EHH is a wholly-owned subsidiary of Sciences and is therefore a related party of the Company.

On October 3, 2018 the Company announced that it entered into a research agreement with EH Spain is an institute focused on cannabis research, which will provide its cannabis-industry-leading contract research organization (CRO) services to the Company to elucidate the mechanism of action of proprietary formulations and dosage forms that the Company is developing. EH Spain is a wholly-owned subsidiary of Sciences, who is a control person of the Company. EH Spain is a wholly-owned subsidiary of Sciences and is therefore a related party of the Company.

With a company controlled by the Company’s Executive Chairman

In 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is controlled by

Avtar Dhillon, MD, the Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. The lease amount of $80,000 per quarter was determined by an independent valuation. The Landlord also charged the Company $108,855 during the year ended December 31, 2018 (2017 - $144,979) for services related to construction of the Company’s new facility.

With a company whose CEO is also a director of the Company

As at December 31, 2018, the Company holds 1,666,667 common shares and 1,666,667 common share purchase warrants of Avricore Health Inc. (“Avricore” formerly VANC Pharmaceuticals Inc) for investment purposes. The CEO of Avricore is also a director of the Company.

The 1,666,667 common shares represent 4.3% of the issued and outstanding common shares of Avricore at the date of this MD&A. Upon exercise of the common share purchase warrants of Avricore, the Company would hold 3,333,334 common shares of Avricore, representing 8.5% of the issued and outstanding common shares of Avricore, assuming no other share issuances.

With the Company’s joint venture

The Company also has entered into related party transactions with Pure Sunfarms. As at December 31, 2018, Pure Sunfarms owes the Company $1.9 million (December 31, 2017 - $0.3 million) for expenditures made on behalf of Pure Sunfarms. These expenditures were made to facilitate the administration of the retro-fit of the Delta 3 property and Health Canada license application. As of December 31, 2018, the Company owes to Pure Sunfarms $1.3 million (December 31, 2017 - $nil) for inventory, that was paid subsequent to December 31, 2018.

On July 5, 2018, the Company and Village Farms International, Inc. (together, the “Shareholders”) entered into a Shareholder Loan Agreement, subsequently amended August 24, 2018 with Pure Sunfarms, whereby, as at December 31, 2018, the Shareholders had each contributed $13,000,000 in the form of a demand loan to Pure Sunfarms. The loan amounts will initially bear simple interest at the rate of 6.2% per annum, calculated annually. Interest will accrue and be payable upon demand being made by both Shareholders.

Proposed Transactions

There are no material decisions by the Company’s board of directors with respect to any imminent or proposed transactions that have not been disclosed herein.

Critical Accounting Policies and Estimates

Included in Note 3 of the Company’s audited consolidated financial statements for the years ended December 31, 2018 and 2017 are the accounting policies and estimates that are critical to the understanding of the business operations and results of operations. Included in Note 4 of the Company’s audited consolidated financial statements for the year ended December 31, 2018 and 2017 are new accounting policies and changes to existing accounting policies adopted during the current year.

Changes in Accounting Standards not yet Effective

Refer to Note 5 of the Company’s audited consolidated financial statements for the years ended December 31, 2018 and 2017 for additional information on several new standards, amendments to standards and interpretations, which are not effective yet, and have not been applied in preparing these consolidated financial statements but may affect the Company when applied in the future.

Off-Balance Sheet Arrangements

The Company has not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Risks and Uncertainties

The Company’s actual results may differ materially from those expected or implied by the forward-looking statements and forward-looking information contained in this interim management discussion and analysis due to the proposed nature of the Company’s business and its present stage of development. A non-exhaustive list of risk factors associated with the Company are discussed in detail under the heading “Risk Factors” in the Company’s AIF dated April 30, 2019.

The following is a non-exhaustive list of certain additional risk factors associated with the Company that have resulted from new business subsequent to April 30, 2019:

The Company's ability to grow, store and sell cannabis in Canada is dependent on the Company's Licences. Failure to comply with the requirements of the Licences, or any failure to maintain the Licences would have a material adverse impact on the business, financial condition and financial performance of the Company. The Company believes it will meet the requirements of the Cannabis Act for further extensions or renewals of the Licences. However, should Health Canada not extend or renew one or more of the Licences, or should it renew a Licence on different terms, the business, financial condition and results of the operation of the Company would be materially adversely affected.

Joint Ventures

Although the Company has certain rights pursuant to the shareholders' agreement governing the Joint Venture, the Company does not directly control the management of the Joint Venture and the Joint Venture has its own management. Success of the Joint Venture will depend, in part, on the expertise of such management. The business of the Joint Venture is itself subject to the operational and business risks inherent in the large-scale production of cannabis and to that extent, the business of the Joint Venture will be subject to many of the same business risks applicable to the Company and which are set out elsewhere in this AIF. In particular, the production and sale of cannabis at the Joint Venture's facilities in

Delta, British Columbia is subject to obtaining and maintaining all necessary permits and licences. There can be no assurance that the Company and the Joint Venture will be successful in obtaining and maintaining all such permits and licences. In the event that all such licences and permits are not obtained or maintained then production or sale of cannabis by the Joint Venture may be reduced or halted entirely which would have a material adverse effect on the Company's business, results of operations and financial performance.

Pursuant to the shareholders' agreement governing the Joint Venture (the "JV SHA"), the Company has advanced $22.5 million in partial satisfaction its obligations to fund the Joint Venture and is required to advance a further $22.5 million as and when required. The Company has advanced an additional $13.0 million as a loan to the Joint Venture. The Joint Venture may require additional capital. To the extent the Joint Venture is unable to internally fund its operating requirements or expansion plans it may make additional capital calls on its shareholders. Failure by the Company to meet such a capital call could result in the Company's interest in the Joint Venture being diluted. If the Company elects to fund a capital call but Village Farms fails to do so then the Company may need to advance additional capital in order to meet the Joint Venture's needs. There can be no assurance that the Company or Village Farms will have the necessary capital resources to meet a capital call when and if made by the Joint Venture. In the event that the Joint Venture cannot raise the necessary funds from its shareholders, including the Company, it may need to raise additional funds through debt or equity financings that may be dilutive to the Company's interest in the Joint Venture. If the Joint Venture cannot obtain adequate capital to the extent required on favorable terms or at all, it may be required to scale back or halt entirely its operating or expansion plans and its business, financial condition and results of operations could be adversely affected. Disputes may arise between the Company and its joint venture partner, Village Farms, that may adversely affect the success of the Joint Venture and which would have a material adverse effect on the Company's business, results of operations and financial performance. Failure by the Company to otherwise comply with its obligations under the JV SHA may result in the Company being in default under the shareholders' agreement and could result in the Company losing some or all of its interest in the Joint Venture.

Competition

The Company faces intense competition from other companies, some of which have longer operating histories and greater financial resources, production capacity and manufacturing and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and financial performance of the Company.

Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. If the number of users of legal cannabis in Canada increases, the demand for products is expected to increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, marketing, sales and customer support. The Company may not have sufficient resources to maintain research and development, marketing, sales and customer support efforts on a competitive basis which could materially and adversely affect the business, financial condition and financial performance of the Company.

The Company's success depends in part on its ability to attract and retain customers. There are many factors which could impact the Company's ability to attract and retain customers, including but not limited to competition from other companies in the industry, the Company's ability to continually produce desirable and effective product, the successful implementation of the Company's customer-acquisition plan and the continued growth in the aggregate number of customers selecting cannabis. The Company's continued success depends in part on its ability to anticipate and respond to these changes. The success of the Company's product offering depends on a number of factors, including the Company's ability to:

(a)	accurately anticipate customer needs;

(a)	innovate and develop new products or product enhancements that meet these needs;

(b)	successfully commercialize new products or product enhancements in a timely manner;

(c)	price products competitively;

(d)	manufacture and deliver products in sufficient volumes and in a timely manner; and

(e)	differentiate products from those of competitors.

The Company also faces competition from unlicensed and unregulated market participants, including individuals or groups that produce cannabis without a license similar to that under which the Company currently produces and illegal dispensaries and black market participants selling cannabis and cannabis-based products in Canada. These competitors may be able to offer products at lower prices than the Company's products and with higher concentrations of active ingredients than the Company is authorized to produce and sell and using delivery methods, including edibles, concentrates and extract vaporizers, that the Company is currently prohibited from offering in Canada. The competition presented by these participants, and any unwillingness by consumers currently utilizing these unlicensed distribution channels to begin purchasing from licensed producers for any reason, or any inability of law enforcement authorities to enforce existing laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products, could adversely affect the Company's revenue, market share, result in increased competition through the black market for cannabis or have an adverse impact on the public perception of cannabis use and licensed cannabis producers and dealers.

Expansion Risks

There is no guarantee that the Company's plans to acquire and/or construct additional cannabis production and manufacturing facilities and to expand the Company's marketing and sales initiatives will be successful. Any such activities will require, among other things, various regulatory approvals, licences and permits (such as additional site licences from Health Canada under the Cannabis Act, as applicable) and there is no guarantee that all required approvals, licences and permits will be obtained in a timely fashion or at all. The Company is currently constructing a second production facility in Richmond, British Columbia which will require local government approval, licencing by Health Canada and significant investment of capital. Neither local government approval, Health Canada licencing nor the availability of capital are assured.

The Company's expansion plans will also require significant amounts of capital, including the following expenditures forecast to be made in the current fiscal year:

(a)	the Company is required to make a payment on May 1, 2019 of $22.3 million in cash to the vendors in connection with the acquisition of Verdélite and Verdélite Holdings;

(b)	the Company has budgeted approximately $3.7 million to be spent on fully completing the build-out of the Verdélite Facility;

(c)	the Company expects to incur additional costs of approximately $5 million in connection with the completion of construction at its Richmond Facility;

(d)	the Company has budgeted approximately $1.5 million to be spent on completing the Avalite analytical facility; and

(e)	the Company has budgeted approximately $25 million to be spent on completing the building of the Delta 2 Facility.

There is no guarantee that the Company will be able to obtain the necessary capital, which could result in significant delays or could prevent the Company from completing any of the foregoing activities as anticipated or at all. The failure of the Company to successfully execute its expansion strategy (including receiving required regulatory approvals and permits) could adversely affect the Company's business, financial condition and financial performance and may result in the Company failing to meet anticipated or future demand for its products, when and if it arises. See also "Additional Financing" and "Factors which may Prevent Realization of Growth Targets".

Additional Financing

The building and operation of the Company's facilities and business are capital intensive. In order to execute its anticipated growth strategy, the Company will require additional equity and/or debt financing to support on-going operations, to satisfy capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. The Company's inability to raise financing to support on-going operations or to fund capital expenditures or acquisitions could limit the Company's growth and may have a material adverse effect upon future profitability. The Company may require additional financing to fund its operations to the point where it is generating positive cash flows.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution. The specific terms of such future offerings, if any, would be established, subject to the approval of the board of directors of the Company, at the time of such offering and will be described in detail in at the time of any such offering. Any new equity securities issued by the Company could have rights, preferences and privileges superior to those of holders of Common Shares.

The perceived risk of dilution may negatively impact the price of the Common Shares and may cause shareholders to sell their Common Shares, which would contribute to a decline in the price of the Common Shares. Moreover, the perceived risk of dilution and the resulting downward pressure on the Company's share price could encourage investors to engage in short sales of the Common Shares, which could further contribute to progressive price declines in the Common Shares.

Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions.

In addition, the Company has in the past received a substantial amount of its debt financing from Sciences, a control person of the Company, pursuant to the terms of a loan agreement between the Company and

Sciences. There is no guarantee that Sciences will continue to provide funds when needed by the Company or that the terms of such loan agreement will remain the same or acceptable to the Company.

Change in Laws, Regulations and Guidelines

The Company's operations are subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabis but also including laws and regulations relating to health and safety, privacy, the conduct of operations and the protection of the environment. While, to the knowledge of the Company's management, the Company is currently in material compliance with all such laws, changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause adverse effects to the Company's operations and the financial condition of the Company.

The Cannabis Act was enacted on October 17, 2018 and the full impact of the regulatory regime thereunder remains uncertain at this time. It is likely the regulatory regime under the Cannabis Act will evolve over time and it is uncertain how Health Canada and other applicable government agencies will interpret and enforce Cannabis Legislation. Cannabis Legislation may be revised in the future and additional legislation may be adopted. If Cannabis Legislation is interpreted or enforced more strictly or is amended to be more restrictive than under the current regulatory regime, such regulatory changes could adversely affect the Company's operations, business, financial condition and financial performance.

Future changes to Cannabis Legislation may have a materially adverse impact on the Company including, but not limited to:

(a)	restrictions on the Company's ability to run its business as it currently operates or the imposition of restrictions on licence holders under the Cannabis Act, including restrictions on the products that may be produced or made available by licence holders, restrictions on strains (including restrictions on potency) and types of products (oil, resin, concentrates, edible products containing cannabis extracts), and additional restrictions on advertising of the Company's products;

(b)	reduction of barriers to entry for new entrants to the industry, some of whom may have more financial resources and marketing expertise than the Company;

(c)	the imposition of restrictions on distribution which would impact the Company's ability to sell its products;

(d)	limitations on the types of customers the Company can sell to (for example, age restrictions) or the amount of product that purchasers may buy, any of which may reduce the number of the Company's possible customers or the average amount of purchased product;

(e)	the implementation of additional taxes on the Company's products, which may reduce the demand for the Company's products and reduce the quantity of products sold by the Company; and

(f)	the imposition of requirements on licence holders, including in relation to labeling requirements for the Company's products and the manner in which the products are required to be tested or approved for sale, which could increase the cost of producing the Company's products and could reduce the Company's earnings and margins.

While the impact of any such changes are uncertain, it is not expected that any such changes will have an effect on the Company's operations that are materially different than the effect on similar-sized companies in the same business as the Company.

Regulatory Risks

The activities of the Company are subject to regulation by governmental authorities, particularly Health Canada. Achievement of the Company's business objectives are contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Company will also require Health Canada and other regulatory approval in order to proceed with construction of new growing facilities and will be required to apply for and obtain additional licences under the Cannabis Act before it begins growing cannabis at any such facilities. The Company cannot predict the time required to secure all appropriate regulatory approvals for its new facilities or products, or the extent of testing and documentation that may be required by Health Canada or other governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of facilities, markets and/or products and could have a material adverse effect on the business, financial performance and financial condition of the Company.

Failure of Facility Infrastructure

The Company's facilities require regular maintenance on both the heating and cooling systems and regular power component maintenance on the generator and delivery systems. Any failure of the heating and cooling systems or electrical delivery systems could have a material and adverse effect on the Company's business, financial condition and financial prospects.

Shelf Life of Inventory

The Company holds finished goods in inventory and its inventory has a shelf life. Finished goods in the Company's inventory include dried cannabis and cannabis oil products. The Company follows Health Canada's testing requirements for product release and re-tests its inventory for information purposes. Based on such testing results and management's experience, the Company believes that there is no significant change in product composition during a twelve-month storage under its current vault conditions. The Company's typical turnover rate for inventory varies between two weeks and six months from final production, however this turnover rate may change and its inventory may reach its expiration and may not be sold. Even though management of the Company on a regular basis reviews the amount of inventory on hand, reviews the remaining shelf life and estimates the time required to manufacture and sell such inventory, write-down of inventory may still be required. Any such write-down of inventory could have a material adverse effect on the Company's business, financial condition, and financial performance.

Product Liability

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if any of its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of the

Company's products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Company's products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the Company's products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company's reputation with its consumers generally, and could have a material adverse effect on the financial performance and the financial condition of the Company. There can be no assurances that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in the Company incurring significant losses in the event of a successful claim and could prevent or inhibit the commercialization of the Company's potential products.

Product Recalls

Manufacturers and distributors of products are sometimes subject to orders for the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. All such recalls must adhere to the relevant provisions in Cannabis Legislation. If any of the Company's products are recalled due to an alleged product defect or for any other reason, the Company could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any of the foregoing reasons could lead to decreased demand for the Company's products and could have a material adverse effect on the financial performance and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the Company's operations by Health Canada or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Risks Inherent in an Agricultural Business

The Company's business involves the growing of cannabis and hemp, both of which are agricultural products. As such, the business is subject to the risks inherent in the agricultural business, such as weather, insects, plant diseases and similar agricultural risks (some of which may be caused by climate change). Although the Company grows its cannabis products indoors under climate controlled conditions and carefully monitors the growing conditions with trained personnel, there can be no assurance that natural elements will not have a material adverse effect on the production of its products.

Vulnerability to Rising Energy Costs

The Company's growing operations consume considerable energy, making the Company vulnerable to rising energy costs (which may be caused by climate change). Rising or volatile energy costs may adversely impact the business of the Company and its ability to operate profitably.

Transportation Disruptions

Due to the perishable and premium nature of the Company's products, the Company will depend on fast and efficient delivery services to distribute its product. Any prolonged disruption of delivery services could have an adverse effect on the financial condition and financial performance of the Company. Rising costs associated with delivery services used by the Company to ship its products may also adversely impact the business of the Company and its ability to operate profitably.

Reliance on Key Inputs

The Company's business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other local utilities. Any significant interruption, increase in costs or other negative change in the availability or economics of the supply chain for key inputs (some of which may be caused by climate change) could materially impact the business, financial condition and financial performance of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition and financial performance of the Company.

Dependence on Suppliers and Skilled Labour

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company's capital expenditure program may be significantly greater than anticipated by the Company's management and may be greater than the funds available to the Company, in which circumstance the Company may curtail, or extend the time frames for completing its capital expenditure plans. This could have an adverse effect on the financial results of the Company.

Intellectual Property

The Company has limited protection under law against potential infringements of its product names or marks, or against other misappropriation of its other intellectual property including its trade name and plant strains. For example, the status of intellectual property in plant strain may be uncertain at law and may be difficult to prove in practice. Monitoring infringement or misappropriation of intellectual property can be difficult and expensive, and the Company may not be able to detect every infringement or misappropriation of its proprietary rights. Even if the Company does detect infringement or misappropriation of its proprietary rights, litigation to enforce these rights could cause the Company to divert financial and other resources away from its business operations.

Additionally, third parties may claim that products or marks that the Company has independently developed or which bear certain of the Company's trademarks infringe upon their intellectual property rights and there can be no assurance that one or more of the Company's products or marks will not be found to infringe upon third-party intellectual property rights in the future.

Risks related to Nutraceutical Products

The Company's subsidiary, EHN, is a company focused on the distribution, sale and development of natural health products designed to stimulate the human endocannabinoid system, known as the Endo-line. This unique line of products has never been sold in Canada, and therefore sales of such products will be subject to all of the risks commonly associated with the sale of newly developed products, including those set forth above under "Competition". The benefits of such products have not been proven in clinical trials and may not materialize. If the benefits of such products are not as expected by the Company then sales of such products may be adversely impacted. In addition, demand for such products in Canada is unknown and sales of these products may not meet the Company's expected targets.

The Endo-line of products was licensed from EHB, an American company which is a related party that currently manufactures and sells these products in the United States. As a part of the license, EHB will supply the products to EHN for distribution and sale. EHN does not have control over the manufacturing process of the products, and thus, cannot guarantee a consistent supply of the product for the Canadian market.

The Endo-line of products are generally not patented domestically or abroad, and the legal protections afforded by common law and contractual proprietary rights in such products provide only limited protection and may be time-consuming and expensive to enforce or maintain. Further, despite the Company's efforts, it may be unable to prevent third parties from infringing upon or misappropriating its proprietary rights or from independently developing non-infringing products that are competitive with, equivalent to or superior to the Endo-line products.

Failure of Counterparties to Fulfill Obligations

The Company is party to various agreements with third parties related to supply, research and other matters. Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. To the extent counterparties do not abide by their contractual obligations, the Company would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any proceedings or actions or any decisions determined adversely to the Company, may have a material and adverse effect on the Company's profitability, results of operations and financial condition.

Difficulty to Forecast

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the legal cannabis industry in Canada. A failure in the demand for its products to materialize as a result of competition, technological change, regulatory burden or other factors could have a material adverse effect on the business, financial performance and financial condition of the Company.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company's business, financial condition, financial performance and prospects.

Factors which may Prevent Realization of Growth Targets

The Company is currently in the early development stage and its growth strategy contemplates expanding its production facilities with additional production resources and constructing new growing facilities. There is a risk that such construction and expansion will not be achieved on time, on budget, or at all, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors and the following:

(a)	delays in obtaining, or conditions imposed by, regulatory approvals and licences including approvals from Health Canada and under local by-laws;

(b)	plant design errors;

(c)	environmental pollution;

(d)	non-performance by third party contractors;

(e)	increases in materials or labour costs;

(f)	production falling below expected levels of output or efficiency;

(g)	breakdown, aging or failure of equipment or processes;

(h)	contractor or operator errors;

(i)	labour disputes, disruptions or declines in productivity;

(j)	inability to attract sufficient numbers of qualified workers;

(k)	disruption in the supply of energy and utilities; and

(l)	major incidents and/or catastrophic events such as fires, explosions, earthquakes or storms.

As a result, there is a risk that the Company may not have product or sufficient product available for shipment to meet future demand when it arises. Failure to satisfy such future demand may have a material adverse effect on the Company's revenue and financial performance and may result in the loss of future customers and market share.

Unfavourable Publicity or Consumer Perception

The Company believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of the Company's products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company's products and the business, financial performance, financial condition and cash flows of the Company. The Company's dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company's products, and the business, financial performance, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or the Company's products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately or as directed.

Damage to the Company's Reputation

Damage to the Company's reputation could be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regard to the Company and its activities, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Company does not ultimately have direct control over how it is perceived by others. Reputational loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Company's overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows, growth prospects and market price of the Company's securities.

Third Party Reputational Risk

The parties with which the Company does business may perceive that they are exposed to reputational risk as a result of the Company's cannabis business activities. This may impact the Company's ability to retain current partners, such as its banking relationship, or source future partners as required for growth or future expansion. Failure to establish or maintain such business relationships could have a material adverse effect on the Company.

Financial Losses

The Company has incurred losses in recent periods. The Company may not be able to achieve or maintain profitability and will continue to experience negative cash flow from operations in the foreseeable future. In addition, the Company expects to continue to increase operating expenses as it implements initiatives to continue to grow its business. If the Company's revenues do not increase to offset these expected increases in costs and operating expenses, the Company will not be profitable and this may jeopardize the Company’s ability to continue as a going concern.

Limited Operating History

The Company was incorporated in 2013 and has yet to generate significant revenue. The Company is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders'

investment and the likelihood of success must be considered in light of the early stage of the Company's operations.

Conflicts of Interest

The officers and directors of the Company may be engaged in a range of business activities and accordingly, the Company may be subject to potential conflicts of interest. Dr. Avtar Dhillon, Mr. Jim Heppell and Mr. Punit Dhillon, each of whom is a director of the Company, are also directors and/or officers of Sciences, a control person of the Company. In addition, Dr. Avtar Dhillon is also the chief executive officer and a principal securityholder of Sciences. The Company's executive officers and directors may also devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company's executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company's business and affairs and that could adversely affect the Company's operations. These business interests could require significant time and attention of the Company's executive officers and directors and could adversely affect the Company's operations, business, financial condition and financial performance.

The Company has entered into various agreements with related parties of the Company, each of whom has some of the same directors and officers of the Company, including: the Third Amended and Restated ICA; the Hemp Supply Agreement; the Research Agreement; the Richmond Lease Agreement; a supply and distribution agreement with Avricore Health Inc. (formerly, VANC Pharmaceuticals Inc.) (the "Avricore Supply Agreement"), a company whose Chief Executive Officer is a director of the Company; and the JV Supply Agreement. All such transactions were exempt from valuation and minority approval requirements under applicable securities laws and stock exchange requirements.

In addition, the Company may become involved in other transactions which conflict with the interests of its directors and the officers who may from time to time deal with persons, firms, institutions or corporations with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Company. In addition, from time to time, these persons may be competing with the Company for available investment opportunities. Such conflicts could adversely affect the Company's operations, business, financial condition and financial performance.

Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Company's directors, a director who has such a conflict is required to disclose his/her conflict and interest in the transaction and abstain from voting (where applicable) for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

Reliance on Management

The success of the Company is primarily dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees indefinitely. Any loss of the services of any such individuals could have a material adverse effect on the Company's business, financial performance or financial condition. In addition, the Company has entered into the Third Amended and Restated ICA pursuant to which Sciences, a control person of the Company, provides certain management services to the Company in exchange for a monthly fee of $350,000. If such agreement were terminated, it may have a material adverse impact on the Company's business, financial performance or financial condition.

General Business Risk and Liability

Given the nature of the Company's business, it may from time to time be subject to claims or complaints from investors or others in the normal course of business. The legal risks facing the Company and its directors, officers, employees or agents in this respect include potential liability for violations of securities laws, breach of fiduciary duty and misuse of investors' funds. Violations of securities laws and breaches of fiduciary duty could result in civil liability, fines, sanctions, or the suspension or revocation of the Company's right to carry on its existing business. The Company may incur significant costs in connection with such potential liabilities.

Operating Risk and Insurance Coverage

The Company has insurance to protect its assets, operations and employees. While the Company believes its insurance coverage addresses all material risks to which it is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for all of the risks and hazards to which the Company is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Company's liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is not able to obtain liability insurance, the business, financial performance and financial condition of the Company could be materially adversely affected.

Integration of Acquired Businesses

The Company has in the past acquired, directly or indirectly, interests in businesses complementary to the business of the Company and the Company may in the future make additional acquisitions. The success of such acquisitions will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on the Company's ability to realize the anticipated growth opportunities and synergies, efficiencies and cost savings from integrating such businesses. This integration may require the dedication of substantial management effort, time and resources which may divert management's focus and resources from other strategic opportunities of the Company and from operational matters during this process. Any such integration processes may result in the loss of key employees and the disruption of ongoing business and employee relationships that may adversely affect the Company's ability to achieve the anticipated benefits of any such acquisitions.

Future Litigation

The Company may become party to litigation (including arbitration or mediation) from time to time, which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company or should the Company enter into a settlement, the amount of the award or settlement could adversely affect the Company's resources and its ability to continue operating and the market price for the Common Shares. Monitoring and defending litigation, whether or not meritorious, can be time consuming and may result in significant expenses, including legal fees and other costs. Even if the Company is involved in litigation and is successful, litigation can redirect significant

Company resources and attention away from the business of the Company and may have a material adverse effect on the Company's business, reputation, financial condition, financial performance and financial prospects.

Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Information Systems Security Threats

The Company has entered into agreements with third parties for hardware, software, telecommunications and other information technology ("IT") services in connection with its operations. The Company's operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. The Company's operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company's reputation and financial performance.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company's risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Furthermore, there are a number of federal and provincial laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada) ("PIPEDA"), protect medical records and other personal health information by limiting their use and disclosure to the minimum level reasonably necessary to accomplish the intended purpose. If the Company was found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, it could be subject to sanctions and civil or criminal penalties, which could increase its liabilities, harm its reputation and have a material adverse effect on the business, results of operations and financial condition of the Company.

Environmental and Employee Health and Safety Regulations

The Company's operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non-hazardous materials and wastes, and employee health and safety. The Company will incur ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Governmental approvals and permits are currently, and may in the future be, required in connection with the Company's operations. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on the Company's manufacturing operations. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company's operations or give rise to material liabilities, which could have a material adverse effect on the business, financial performance and financial condition of the Company.

TSXV Restrictions on Business

The Company has delivered an undertaking to the TSXV confirming that, while listed on the TSXV, the Company will only conduct the business of the direct and indirect production, sale, extraction and distribution of cannabis and its extracts and derivatives in Canada, pursuant to one or more licences issued by Health Canada in accordance with applicable Canadian law, unless prior approval is obtained from the TSXV. This undertaking could have an adverse effect on the Company's ability to expand its business into other areas when the Company's competitors have no such restrictions. All such restrictions could materially and adversely affect the growth, business, financial condition and financial performance of the Company.

Restrictions on Sales Activities

The legal cannabis industry in Canada is in its early development state and restrictions on sales and marketing activities imposed by Health Canada, various medical associations, other governmental or quasi-governmental bodies or voluntary industry associations may adversely affect the Company's ability to conduct sales and marketing activities and could have a material adverse effect on the Company's business, financial performance or financial condition.

The Market Price of the Common Shares May be Subject to Wide Price Fluctuations

The market price of the Common Shares may be subject to wide fluctuations in response to many factors, including variations in the financial performance of the Company, divergence in financial results from analysts' expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Company, general economic conditions, legislative changes, possible efforts by short sellers to drive down the market price of the Common Shares (see "Effect of Short Sales" below) and other events and factors outside of the Company's control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for the Common Shares.

The market price of the Common Shares and the common shares of other companies that investors may consider to be comparable to the Company have experienced significant price and volume fluctuations recently. In particular, the market price of such shares are impacted by news reports relating to competitive developments, market prices of competitor stocks, regulatory changes and other related issues in the legal cannabis industry, including the Cannabis Act.

Limited Market for Common Shares

The Company is listed on the TSXV, however, there can be no assurance that an active and liquid market for the Common Shares will develop or be maintained and an investor may find it difficult to resell Common Shares.

Effect of Short Sales

Any downward pressure on the price of Common Shares could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a shareholder or broker and sells the borrowed shares. The prospective seller anticipates that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to a lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. For the Company, short sales of Common Shares could place downward pressure on the market price of the Common Shares by increasing the number of Common Shares being sold, which could lead to a decline in the market price of the Common Shares.

As it is in the short seller's interest for the market price to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business practices and prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the shares short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. In such a case, the issuer may have very little recourse against the short seller. The publication of any such commentary regarding the Company in the future may bring about a temporary, or possibly long term, decline in the market price of the Common Shares. No assurances can be made that declines in the market price of the Common Shares will not occur in the future, in connection with such commentary by short sellers or otherwise. When the market price of a company's stock drops significantly, it is not unusual for shareholder lawsuits to be filed or threatened against the company and its board of directors and for the company to suffer reputational damage. Such lawsuits could cause the Company to incur substantial costs and divert the time and attention of the Company's board of directors and management. Reputational damage may also affect the Company's ability to maintain and develop business relationships, which could likewise adversely affect the Company's earnings. Negative reports issued by short sellers could also negatively impact the Company's ability to attract and retain employees.

A Substantial Number of Common Shares are Owned by a Single Shareholder

A significant percentage of the Company's outstanding Common Shares are owned by a single shareholder, Sciences, a control person of the Company. For more information, see "Conflicts of Interest" above. As such, Sciences is in a position to exercise influence over matters requiring shareholder approval, including: the determination of significant corporate actions that could otherwise be beneficial to the Company's other shareholders; the election and removal of directors; amendments to the Company's corporate governing documents; and business combinations. The Company's interests and those of Sciences may at times conflict. The concentration of control by a single shareholder may practically preclude an unsolicited take-over bid for the Common Shares, and this may adversely impact the value and trading price of the Common Shares.

Dividends

The Company has no earnings or dividend record and does not anticipate paying any dividends on the Common Shares in the foreseeable future. The declaration and payment of dividends is subject to approval by the Company's board of directors in accordance with, among other things, applicable corporate law. Any dividends paid by the Company would be subject to applicable tax and, potentially, withholdings.

Actions against the Company and its Directors and Officers

The Company and its subsidiaries are corporations organized under the laws of the Province of British Columbia or other Canadian jurisdictions. Certain of the Company's directors and officers reside principally in Canada. Because all or a substantial portion of the Company's assets and the assets of these persons are located in Canada, it may not be possible for foreign investors to effect service of process from outside of Canada upon the Company or those persons. Furthermore, it may not be possible to enforce against the Company foreign judgments obtained in courts outside of Canada based upon the civil liability provisions of the securities laws or other laws in those jurisdictions.

Negative Cash Flow from Operating Activities

The Company has not yet achieved positive operating cash flow, and the Company will continue to experience negative cash flow from operations in the foreseeable future. The Company has incurred net losses in the past and may incur losses in the future unless it can derive sufficient revenues from its business. Such future losses could have an adverse effect on the market price of the Company's securities, which could cause investors to lose part or all of their investment.

Financial Statements contain a Going Concern Disclosure

The Company's interim and annual financial statements contain a going concern disclosure. The Company has a limited operating history and a history of negative cash flow from operating activities. The Company's ability to continue as a going concern is dependent upon its ability to: raise additional capital; achieve sustainable revenues and profitable operations; and obtain the necessary financing to meet obligations and repay liabilities when they become due. No assurances can be given that the Company will be successful in achieving these goals. If the Company is unable to achieve these goals, its ability to carry out and implement planned business objectives and strategies will be significantly delayed, limited or may not occur. These material circumstances cast substantial doubt on the Company's ability to continue as a going concern and ultimately on the appropriateness of the use of the accounting principles applicable to a going concern. The Company's financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company continues to have access to equity and debt capital from public and private markets in Canada but there are no guarantees that such capital will be available.

Enforceability of Actions

The Company is a company incorporated under the laws of the province of British Columbia. Certain of the Company's directors and officers reside principally in Canada. Because substantially all of the Company's assets and the assets of these persons are located outside of the United States, it may not be possible for a purchaser to effect service of process within the United States upon the Company or those persons. Furthermore, it may not be possible for a purchaser to enforce against the Company or those persons in the United States, judgments obtained in United States courts based upon the civil liability provisions of the United States federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon United States federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws. Therefore, it may not be possible to enforce those actions against the Company or certain of the Company's directors and officers. Additionally, some of the directors and officers of the Company reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for purchaser to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons.

Holding Company

The Company is a holding company and essentially all of its assets are shares of its subsidiaries and the Joint Venture. As a result, investors in the Company are subject to the risks attributable to its subsidiaries and the Joint Venture. As a holding company, the Company conducts substantially all of its active business through its subsidiaries and the Joint Venture, which together generate substantially all of its revenues. Consequently, the Company's cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the Joint Venture and the distribution of those earnings to the Company. The ability of its subsidiaries and the Joint Venture to pay dividends and other distributions will depend on their financial performance and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained and contractual restrictions contained in the instruments governing its debt. In the event of a bankruptcy, liquidation or reorganization of a subsidiary or the Joint Venture, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of such entity before the Company.

Disclosure Controls and Procedures

During the year ended December 31, 2018 there were no significant changes in the Company’s internal control over financial reporting.

The management of the Company is responsible for establishing and maintaining appropriate information systems, procedures and controls to ensure that information used internally and disclosed externally is complete, reliable and timely. The Company’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they make.

The management of the Company has filed the Venture Issuer Basic Certificate with the Annual Filings on SEDAR at www.sedar.com. In contrast to the certificate under National Instrument (“NI 52-109”) (Certification of Disclosure in Issuer’s Annual and Interim Filings), the Venture Issuer Basic Certification does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financing reporting, as defined in NI 52-109. Investors should be aware that inherent limitations on the ability of the Company’s certifying officers to design and implement on a cost-effective basis disclosure controls and procedures and internal controls over financial reporting as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

Enforceability of Actions in the United States

The Company is a company incorporated under the laws of the province of British Columbia. Certain of the Company's directors and officers, as well as the experts named in this Prospectus, reside principally in Canada. Because substantially all of the Company's assets and the assets of these persons are located outside of the United States, it may not be possible for a purchaser to effect service of process within the United States upon the Company or those persons. Furthermore, it may not be possible for a purchaser to enforce against the Company or those persons in the United States, judgments obtained in United States courts based upon the civil liability provisions of the United States federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon United States federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws. Therefore, it may not be possible to enforce those actions against the Company, certain of the Company's directors and officers or the experts named in this prospectus. Additionally, some of the directors and officers of the Company reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for purchaser to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons.

Treatment as Passive Foreign Investment Company

United States purchasers should be aware that they could be subject to certain adverse United States federal income tax consequences in the event that the Company is classified as a passive foreign investment company ("PFIC") for United States federal income tax purposes. The determination of whether the Company is a PFIC for a taxable year depends, in part, on the application of complex United States federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the Company's income, expenses and assets from time to time and the nature of the activities performed by the Company's officers and employees. Prospective purchasers should carefully read the tax discussion in any applicable Prospectus Supplement for more information and consult their own tax advisers regarding the likelihood and consequences of the Company being treated as a PFIC for United States federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences but may result in an inclusion in gross income without receipt of such income.

Foreign Private Issuer Status and Emerging Growth Company Status

As a foreign private issuer, as defined in Rule 3b-4 under the U.S. Exchange Act, the Company is exempt from certain of the provisions of the United States federal securities laws. For example, the United States proxy rules and the Section 16 reporting and "short swing" profit rules do not apply to foreign private issuers.

However, if the Company were to lose its status as a foreign private issuer, these regulations would immediately apply and the Company would also be required to commence reporting on forms required of United States companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to the Company, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require the Company's management to devote substantial time and resources to comply with new regulatory requirements.

Further, to the extent that the Company were to offer or sell its securities outside of the United States, the Company would have to comply with the more restrictive Regulation S requirements that apply to United States companies, and the Company would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit the Company's ability to access United States' capital markets in the future.

The Company also qualifies as an "emerging growth company" as defined in the United States Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies that are not emerging growth companies. These reduced reporting requirements include an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting. The Company may take advantage of some of these exemptions until it is no longer an emerging growth company. The Company could remain an emerging growth company for up to five years, although circumstances could cause the Company to lose that status earlier, including if the market value of the Common Shares held by non-affiliates exceeds US$700.0 million as of the end of our most recently completed second fiscal quarter, if we have total annual gross revenue of US$1.07 billion or more during any fiscal year, or if we issue more than US$1.0 billion in non-convertible debt during any three-year period.

Forward-Looking Statements

Certain statements contained in this Management Discussion and Analysis ("MD&A") constitute forward-looking information or forward-looking statements under applicable securities laws (collectively, "forward-looking statements"). These statements relate to future events or future performance, business prospects or opportunities of Emerald Health Therapeutics, Inc. and its subsidiaries (together the "Company" or "Emerald"). All statements other than statements of historical fact may be forward-looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "forecast", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions) are not statements of historical fact and may be "forward-looking statements".

Examples of forward-looking statements in this MD&A include, but are not limited to, statements in respect of: the Company's intention to significantly increase its production of cannabis and cannabis oils through a multi-phase expansion plan; the building of a Health Canada licensed production facility to expand growing capability; the conversion to cannabis production of the remaining six hundred thousand-square foot (remaining 14 acres) greenhouse facility located on a 50-acre parcel of land in Delta, British Columbia (with ancillary buildings) provided by Village Farms International Inc. ("Village Farms") to Pure Sunfarms Corp. ("Pure Sunfarms"), the Company's joint venture with Village Farms; the development of Pure Sunfarms as a standalone entity; that the entire 1.1 million square foot space at Delta 3 facility (the "Delta 3 Facility") will be in production by 2019; the optimization, and rapid and cost effective acceleration of cannabis production by Pure Sunfarms; the exercise by Pure Sunfarms to lease or purchase additional greenhouses from Village Farms; the potential aggregate production capacity of Delta 1, Delta 2 (each as defined below) and Delta 3; the purchase by the Company of 40% of Pure Sunfarms' production in 2018 and 2019; the expansion of the Company's operations in Metro Vancouver, British Columbia; the Company's expectation of requirements for quantities of cannabidiol ("CBD") oil; payment of an additional $22.5 million in cash in respect of the acquisition of Verdélite Sciences Inc. and its affiliate Verdélite Property Holdings Inc. (together "Verdélite") and the planned expansion of Verdélite's facility and its production of cannabis; the Company's expectation that the acquisition of Verdélite will strengthen its ability to market products in Eastern Canada; the high-yield production of the Verdélite facility; the investment by the Company of $5.0 million for a 51% ownership of Emerald Health Naturals Inc. ("EHN"); the grant by Emerald Health Bioceuticals, Inc. ("EHB") to EHN of the exclusive Canadian distribution rights to EHB's product line for 49% ownership of EHN; the expansion of Avalite Sciences Inc.'s ("Avalite") operations; the receipt of excise duty licenses from the Canada Revenue Agency; the Company's intention to use proceeds of financings to fund the completion of capital projects and potential future expansion and acquisitions, including partnership transactions, for research and development and to expand the

Company's existing extraction capabilities, and for working capital and general corporate purposes; the quality, suitability for sale and cannabinoid concentration in the hemp harvested through the supply agreement with Emerald Health Hemp Inc. ("EHH"); the suitability of infrastructure at the facility of Factors R&D Technology, Inc. ("FTI") and FTI's extraction of hemp biomass into CBD oil on behalf of Emerald; the services to be provided by FTI to the Company; the entering into of an exclusive agreement between EHN and FTI; potential proceeds from the exercise of the Company's outstanding common share purchase warrants; the acceleration by the Company of the expiry date of the Company's outstanding warrants; actions taken by the Company to maintain or adjust its capital structure; increases to the Company's plant diversity and product offering; improvements to the Company's cultivation, manufacturing and standardization processes; partnerships with professional organizations in connection with educating medical service providers about medical cannabis products; the development of distribution channels for non-medical cannabis products in Canada; management's anticipation of long-term future profitability; potential effects of regulations under the Cannabis Act (as defined below) and related legislation introduced by provincial governments; communications with medical doctors and other healthcare professionals; the undertaking of clinical research to study the effects of the Company's products on client health; the Company's longer term strategy of becoming a leading provider of quality products for the broader adult recreational cannabis market; the ability of the Company to take advantage of the legalization of adult use recreational cannabis; the Company's intention to fully defend the Claim (as defined below) and possible outcomes of such Claim; the Company's intentions to acquire and/or construct additional cannabis production and manufacturing facilities and to expand the Company's marketing and sales initiatives; benefits received by the Company from its transactions with Sciences, a control person of the Company, and the opportunities that such transactions provide; rapid production capacity expansion; the Company building valuable intellectual property in Canada which could lead to accelerated sales growth and profit margins; and future sales opportunities in other emerging medical markets and the effect that each risk factor will have on the Company.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The reader of these statements is cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: market price of cannabis; securing product supply; continued availability of capital financing and general economic, market or business conditions; reliance on cultivation, production and sales licenses to produce and sell medical cannabis and cannabis oils issued to the Company under the Cannabis Act and its ability to maintain these licenses; regulatory risks relating to the Company's compliance with the Cannabis Regulations; regulatory approvals for expansion of current production facility, development of new production facilities and greenhouse retrofits by the Company and Pure Sunfarms; Pure Sunfarms' and the Company's reliance on their respective licenses to cultivate and sell cannabis under the Cannabis Act and their respective abilities to maintain such licenses; Avalite's reliance on its dealer license to provide analytical testing of cannabis and production of CBD issued to it under the Cannabis Act and its ability to maintain this license; the Company's ability to execute its multi-phase expansion plan and its plans with Pure Sunfarms; the Company's ability to execute a definitive agreement with FTI; changes in laws, regulations and guidelines; changes in government; changes in government policy; increased competition in the cannabis market; the limited operating history of the Company; the Company's reliance on key persons; failure of counterparties to perform contractual obligations; difficulties in securing additional financing; unfavourable publicity or consumer perception of the cannabis industry; the impact of any negative scientific studies on the effects of cannabis; demand for labour; difficulties in construction or in obtaining qualified contractors to complete greenhouse retrofits; actual operating and financial performance of facilities, equipment and processes relative to specifications and expectations; results of litigation; the Company's ability to develop and commercialize pharmaceutical products; failure to obtain regulatory approval for pharmaceutical products; changes in the Company's over-all business strategy; restrictions of the TSX Venture Exchange on the Company's business; and the Company's assumptions stated herein being correct. See "Risks and Uncertainties" in this MD&A and other factors described in the Company's Annual Information Form under the heading "Risk Factors".

The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this MD&A should not be unduly relied upon. These statements speak only as of the date of this MD&A. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.